Exhibit 10.2.1.4

PARTICIPANTS AGREEMENT

among

ISO New England Inc.

as the Regional Transmission Organization

for New England

and

the New England Power Pool

and

the entities that are from time to time

parties hereto constituting the

Individual Participants

Table of Contents

		Page
SECTION 1.	DEFINITIONS	2
SECTION 2.	PURPOSE, INTENT AND OBJECTIVES	15
SECTION 3.	OPERATIONS DATE	16
SECTION 4.	TERM	16
SECTION 5.	AGREEMENT ADMINISTRATION	16
SECTION 6.	PARTIES	17
SECTION 7.	PARTICIPANT PROCESSES	18
SECTION 8.	COMMITTEES	23
SECTION 9.	ORGANIZATION OF ISO	31
SECTION 10.	INTERACTION OF GOVERNANCE PARTICIPANTS AND ISO	35
SECTION 11.	CHANGES TO MARKET RULES, OPERATING PROCEDURES, MANUALS, RELIABILITY STANDARDS, INFORMATION POLICY, INSTALLED CAPACITY REQUIREMENTS, GENERAL TARIFF PROVISIONS, AND NON-TO OATT PROVISIONS	36
SECTION 12.	ISO BUDGET	40
SECTION 13.	NOMINATION AND ELECTION OF ISO DIRECTORS	40
SECTION 14.	FINANCIAL OBLIGATIONS OF GOVERNANCE PARTICIPANTS	42
SECTION 15.	ANNUAL REPORTS AND PERFORMANCE AUDITS	42
SECTION 16.	FINANCIAL STATEMENTS	43
SECTION 17.	MISCELLANEOUS	43

Schedule 1 – Individual Participants
Schedule 2 – Operating Procedures in Effect on the Operations Date

i

PARTICIPANTS AGREEMENT

This Participants Agreement (this “Agreement”) is made and entered into this      day of             , 2004, by and among ISO New England Inc., a Delaware corporation (“ISO”), the New England Power Pool, an unincorporated association created pursuant to the RNA (“NEPOOL”), and the Entities that are parties to this Agreement from time to time pursuant to Section 6.3 hereof (each, an “Individual Participant”). Collectively, ISO, NEPOOL and the Individual Participants may be referred to herein as the “Parties” and, individually, each may be referred to as a “Party.” Each of the capitalized terms used herein shall have the meaning ascribed to it in Section 1 of this Agreement.

WHEREAS, ISO has been approved as the RTO for the New England region consisting of the states of Connecticut, Massachusetts, New Hampshire, Rhode Island, Vermont and substantial portions of Maine;

WHEREAS, consistent with the requirements of Order 2000, ISO will be responsible for maintaining the reliability of the System by, among other things, exercising operational authority over the Transmission Facilities of the System, administering and seeking to enhance sustainable, competitive and efficient energy markets in New England and providing non-discriminatory, open-access transmission service over the Transmission Facilities;

WHEREAS, the Parties desire to establish a collaborative process for receiving input from and responding to the concerns of, among others, Governance Participants and government officials on issues affecting System reliability, markets or transmission;

WHEREAS, the Parties wish to facilitate the receipt of input from Governance Participants by structuring this Agreement in such a manner that NEPOOL may execute it on behalf of those Governance Participants that wish to act through NEPOOL, and those Governance Participants that wish to act independently of NEPOOL may execute it individually;

WHEREAS, the Parties recognize the vital importance to ISO, including the ISO Board, of both formal and informal processes to solicit, receive, consider and respond to such input from the Governance Participants on reliability, market and transmission issues in New England;

WHEREAS, the Parties desire to establish Participant Processes that fully satisfy the Commission’s independence requirements for an RTO;

WHEREAS, the Parties desire to set forth certain other obligations and responsibilities of NEPOOL, the Governance Participants and ISO;

WHEREAS, the Parties wish to ensure that ISO is an organization that satisfies the objectives of Order 2000 with prospects for long-term stability;

WHEREAS, the Parties desire an ISO Board that is independent, responsive, informed, unbiased, accessible and accountable for its actions; and

WHEREAS, the Parties desire Participant Processes that reflect self-governance, encourage full and timely participation by all stakeholders, coordinate and clarify input to ISO, clarify and refine ISO positions as appropriate to account for input, and facilitate the formation of consensus positions that have both practical and legal significance.

NOW, THEREFORE, ISO, NEPOOL and each of the Individual Participants, in consideration of the mutual agreements set forth herein, agree as follows.

SECTION 1. DEFINITIONS

1.1 Defined Terms. Each of the capitalized terms used in this Agreement shall have the meaning ascribed to it in this Section 1.

“Agreement” shall mean this Participants Agreement, as it may be amended or supplemented from time to time.

“Alternative Resources” shall mean Renewable Generation Resources, Distributed Generation Resources, and Load Response Resources.

“AR Provider” shall mean a NEPOOL Participant with a “Substantial Business Interest” in Alternative Resources located within the New England Control Area. For the purposes of this Agreement,

(a) a NEPOOL Participant has a Substantial Business Interest in Alternative Resources if:

(i) either (A) the NEPOOL Participant owns or controls any Alternative Resource and at least 75% of its Energy resources within the New England Control Area are Alternative Resources; or (B) the NEPOOL Participant (1) owns or controls at least 50 MW (or its equivalent) of Alternative Resources within the New England Control Area or (2) has an independently verifiable capital investment in its Alternative Resources in the New England Control Area as of the end of the most recent calendar year of at least $30,000,000, regardless of the percentage of its business interests those Alternative Resources represent; and

(ii) either (A) the quantity of Alternative Resources (in megawatts) and other generation resources owned or controlled by the NEPOOL Participant exceeds the highest quantity of hourly Governance Load responsibility held by the NEPOOL Participant in the prior twelve (12) months; or (B) the quantity of generation (in megawatt hours) in the past twelve months from Alternative Resources and other generation resources that the NEPOOL Participant owns or controls exceeds the total quantity of Governance Load responsibility held by the NEPOOL Participant in the prior twelve months; or (C) the NEPOOL Participant has not held any Governance Load responsibility in the prior twelve (12) months but otherwise meets one of the tests set forth in (i)(A) or (i)(B) above.

the only Alternative Resources that shall be taken into account for purposes of determining whether an Entity qualifies as an AR Provider are (i) those generating resources that are within the New England Control Area that are (A) currently in operation, (B) under construction, or (C) proposed for operation as generation and that have received approvals under Sections 18.4 and/or 18.5 of the First Restated NEPOOL Agreement between July 1, 2002 and the Effective Date or received approvals on or after the Effective Date under Sections I.3.9 and/or I.3.10 of the Tariff or for which completed environmental air or environmental siting applications have been filed or permits exist; or (ii) Demand Response Resources that are enrolled in the Load Response Program and have not been inactive in that Program for a period exceeding six (6) months; or (iii) Energy Efficiency Resources that have not been inactive in an energy efficiency program of a New England state for a period exceeding six (6) months..

“AR Sector” or “Alternative Resources Sector” shall have the meaning set forth in Section 7.3.2(d) of this Agreement.

“AR Sector Voting Share” shall mean the sum of the Sub-Sector Voting Shares of the AR Sub-Sectors.

“AR Sub-Sector” shall mean the Renewable Generation Sub-Sector, Distributed Generation Sub-Sector, or the Load Response Sub-Sector of the AR Sector created pursuant to the terms of the RNA and this Agreement.

“Balloting Agent” shall have the meaning given it in the RNA..

“Budget & Finance Subcommittee” shall mean the Budget & Finance Subcommittee established pursuant to the RNA and the responsibilities of which are specified in Section 8.4.

“Commission” shall mean the Federal Energy Regulatory Commission.

“Demand Response Resource” is any resource in the New England Control Area that (a) produces quantifiable and verified, time-specific and location-specific load reductions from implementation of demand response measures for which the Entity that provides or controls the resource receives compensation; or (b) qualifies as a demand response resource, including distributed generation, pursuant to the Load Response Program; or (c) qualifies to receive an Installed Capacity payment pursuant to the Load Response Program; or (d) is determined by the Participants Committee to be a Demand Response Resource.

“Distributed Generation Resource” shall mean any electric generating facility in the New England Control Area that: (a) generates electricity pursuant to a distributed generation tariff or contract; or (b) is interconnected to the Transmission Facilities or a New England distribution system pursuant to a distributed generation agreement; or (c) the Participants Committee determines is a Distributed Generation Resource.

“Distributed Generation Resource Provider” shall mean an AR Provider which, together with its Related Persons, owns or controls Distributed Generation Resources.

“Distributed Generation Sub-Sector” shall mean the AR Sub-Sector established pursuant to Section 7.3.2(d)(i)(B) of this Agreement.

“DRP” shall mean a NEPOOL Participant that (a) is eligible and has enrolled itself and/or one or more eligible end users to provide a reduction in energy usage in the New England Control Area (whether through reduced energy consumption or the operation of on-site generation which when operated does not result in net electric export to the grid) pursuant to the Load Response Program; (b) does not participate in the New England Market other than as permitted or required pursuant to the Load Response Program; (c) elected to be treated as a DRP before it became a Participant; and (d) was a DRP before the Effective Date.

“DRP Group Member” shall have the meaning set forth in Section 7.3.2(d)(i)(B) of this Agreement.

“Effective Date” shall mean the Operations Date that occurs in accordance with Paragraph 1 of the Settlement Agreement dated August 20, 2004 entered into by and among the Settling Parties (as that term is defined in the Settlement Agreement)..

“End User Organization” is an End User Participant which is (a) a registered tax-exempt non-profit organization with (i) an organized board of directors and (ii) a membership (A) of at least 100 Entities that buy electricity at wholesale or retail in the New England states or (B) with an aggregate peak monthly demand (non-coincident) for load in New England, including load served by Governance Only End User Behind-the-Meter Generation, of at least ten (10) megawatts or (b) a municipality or other governmental agency located in New England which does not meet the definition of Publicly Owned Entity.

“End User Participant” shall mean a NEPOOL Participant which is (a) a consumer of electricity in the New England Control Area that generates or purchases electricity primarily for its own consumption, (b) a non-profit group representing such consumers, or (c) a Related Person of another End User Participant and which (i) is licensed as a competitive supplier under the statutes and regulations of the state in which the End User Participant which is its Related Person is located and (ii) participates in the New England Market solely to serve the load of the End User which is its Related Person.

“End User Sector” shall have the meaning set forth in Section 7.3.2(f) of this Agreement.

“Energy” shall mean power produced in the form of electricity, measured in kilowatt-hours or megawatt-hours.

“Energy Efficiency Resource” shall mean any resource in the New England Control Area that is not a generator and either (a) produces quantifiable and verified, time-specific and location-specific load reductions from implementation of measures that reduce the Energy used by end-use devices and systems while maintaining comparable service for which the Entity that provides or controls the resource receives compensation pursuant to an energy efficiency program of a New England state; or (b) is determined by the Participants Committee to be an Energy Efficiency Resource.

“Entity” shall mean any person or organization, whether the United States of America or Canada or a state or province or a political subdivision thereof or a duly established agency of any of them, a private corporation, a partnership, an individual, an electric cooperative or any other person or organization recognized in law as capable of owning property and contracting with respect thereto that is either:

(a) engaged in the electric power business (the generation and/or transmission and/or distribution of electricity for consumption by the public; or the purchase, as a principal or broker, of installed capability, Energy, operating reserve, or ancillary services; or the ownership or control of Load Response Resources); or

(b) a consumer of electricity in the New England Control Area that generates or purchases electricity primarily for its own consumption or a non-profit group representing such consumers.

“Exigent Circumstances” shall mean circumstances such that ISO determines in good faith that (i) failure to immediately implement a new Market Rule, Operating Procedure, Reliability Standard, provision of the Information Policy, Non-TO OATT Provision or Manual would substantially and adversely affect (A) System reliability or security, or (B) the competitiveness or efficiency of the New England Markets, and (ii) invoking the procedures set forth in Section 11.1, 11.3 or 11.4 would not allow for timely redress of ISO’s concerns.

“First Restated NEPOOL Agreement” shall mean the version of the RNA in effect prior to the Effective Date.

“Fully Activated Sub-Sector Voting Share” shall mean eight and one-third percent (8 1/3%) in the case of the Renewable Generation Sub-Sector and four and one-sixth percent (4 1/6%) in the case of each of the Distributed Generation and Load Response Sub-Sectors.

“GAAP” shall mean generally accepted accounting principles in the United States.

“General Tariff Provisions” shall mean all of the provisions of the Tariff other than the OATT provisions, the Market Rules and Section IV of the Tariff (RTO operating and capital funding provisions).

“Generation Facilities” shall mean generating Resources (as defined in the Market Rules).

“Generation Group Member” shall have the meaning set forth in Section 7.3.2(a) of this Agreement.

“Generation Sector” shall have the meaning set forth in Section 7.3.2(a) of this Agreement.

“GIS” shall mean the generation information database and certificate system that accounts for certain attributes of energy consumed within the New England Control Area and exported outside the New England Control Area, including all software, equipment, enhancements, and interfaces related thereto.

“Good Utility Practice” shall mean any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not limited to a single, optimum practice method or act to the exclusion of others, but rather is intended to include all acceptable practices, methods, or acts generally accepted in the region.

“Governance Load” (in kilowatts) of a Governance Participant during any particular hour and solely for purposes of determining eligibility for participation in the AR Sector is the greater of (A) Real-Time Load Obligation (as defined in the Market Rules) for the period in question, or (B) the total during such hour, of (a) kilowatthours provided by such Participant to its retail customers for consumption, plus (b) kilowatthours of use by such Participant, plus (c) kilowatthours of electrical losses and unaccounted for use by the Participant on its system, plus (d) kilowatthours used by such Participant for pumping Energy for its entitlements in pumped storage hydroelectric generating facilities, plus (e) kilowatthours delivered by such Participant to Non-Participants. The Governance Load of a Governance Participant may be calculated in any reasonable manner which substantially complies with this definition.

“Governance Only End User Behind-the-Meter Generation” shall mean generation that has all three (3) of the following attributes: (i) it is owned by a Governance Only Member; and (ii) it is used to meet that Governance Only Member’s load or, for any hour in which the output of the Governance Only End User Behind-the-Meter Generation owned by the Governance Only Member exceeds its Regional Network Load (as defined in Section II of the Tariff), another Governance Participant which is not a Governance Only Member is obligated under tariff or contract to report such excess to ISO pursuant to the Market Rules; and (iii) it is delivered to the Governance Only Member without the use of PTF or another Entity’s transmission or distribution facilities.

“Governance Only Member” shall mean an End User Participant that participates hereunder for governance purposes only; provided, however, that a Governance Only Member may elect to participate in the Load Response Program without losing the benefits of Governance Only Member status for any other purpose under this Agreement. An End User Participant may elect to be a Governance Only Member before its application is approved by NEPOOL or by a written notice delivered to the Secretary of the Participants Committee. Other than for an election made prior to the approval of its application by NEPOOL, the election to be a Governance Only Member shall become effective beginning on the first annual meeting of the Participants Committee following notice of such election.

“Governance Participants” shall mean the Individual Participants and the NEPOOL Participants.

“Governance Rating” is (a) with respect to an electric generating unit or combination of units (other than a Distributed Generation Resource), (i) the Winter Capability of such unit or combination of units, or (ii) if no Winter Capability has been determined by the System Operator, the aggregate name plate rating of such unit or combination of units ; (b) with respect to Demand Response Resources, the highest adjusted capability value (determined in accordance with the Load Response Program) for those Demand Response Resources in the prior twelve (12) months; (c) for Distributed Generation Resources not participating in the New

England Markets or the Load Response Program, the name plate rating of the Distributed Generation Resource; or (d) for Energy Efficiency Resources, the highest verified co-incident peak savings provided during the hours of the Load Response Program during the prior twelve (12) months. The Governance Rating of a Participant may be determined by the ISO in any reasonable manner which substantially complies with this definition.

“Governance Transmission Owner” for the purposes of this Agreement is an owner of PTF which makes its PTF available under the Tariff and owns a Local Network (as that term is defined in the Tariff) listed in Attachment E to the Tariff which is not a Publicly Owned Entity, including any affiliate of an owner of PTF that owns transmission facilities that are made available as part of such owner’s Local Network; provided that if an owner of PTF was not listed in Attachment E to the NEPOOL Open Access Transmission Tariff as that Tariff was in effect on May 10, 1999, the owner of PTF must also (1) own, or lease with rights equivalent to ownership, PTF with an original capital investment in its PTF as of the end of the most recent year for which figures are available from annual reports submitted to the Commission in Form 1 or any similar form containing comparable annualized data of at least $30,000,000, and (2) provide transmission service to non-affiliated customers pursuant to an open access transmission tariff on file with the Commission.

“Governmental Authority” shall mean the government of any nation, state, province or other political subdivision thereof, including any Entity exercising executive, military, legislative, judicial, regulatory, or administrative functions of or pertaining to a government.

“IMMU” shall have the meaning set forth in Section 9.4.2 of the Agreement.

“Individual Participants” shall have the meaning set forth in the first paragraph hereof. As of the date of this Agreement, the Individual Participants are those Entities listed as such on Schedule 1 hereto.

“Information Policy” shall mean the policy on file with the Commission as part of the Tariff establishing guidelines regarding the information received, created and distributed by Governance Participants and ISO in connection with the New England Markets and the New England Transmission System.

“Installed Capacity Requirements” shall have the meaning set forth in Section III of the Tariff.

“INTMMU” shall have the meaning set forth in Section 9.4.2 of the Agreement.

“ISO” shall have the meaning set forth in the first paragraph above.

“ISO Board” shall mean the Board of Directors of ISO.

“ITC” shall mean an independent transmission company, as defined by the Commission.

“Large End User” shall mean an End User Participant which is considered for this purpose to be (a) a single end user with a peak monthly demand (non-coincident) for load in New England, including load served by Governance Only End User Behind-the-Meter Generation, of at least one (1) megawatt, or (b) a group of two or more corporate entities each with a peak monthly demand (non-coincident) for load in New England, including load served by Governance Only End User Behind-the-Meter Generation, of at least 0.35 megawatts that together totals at least one (1) megawatt.

“Load Response Program” shall mean the load response program included in the Market Rules.

“Load Response Resource” shall mean an Energy Efficiency Resource or Demand Response Resource.

“Load Response Resource Provider” shall mean an AR Provider which, together with its Related Persons, owns or controls Load Response Resources.

“Load Response Sub-Sector” shall mean the AR Sub-Sector established pursuant to Section 7.3.2(d)(i)(C) of this Agreement.

“Manuals” shall mean the manuals posted on the ISO website implementing the Market Rules that are adopted in accordance with this Agreement, as in effect from time to time. On the Operations Date, the Manuals shall consist in substance of the NEPOOL Manuals in effect immediately prior to the Operations Date.

“Market Monitoring and Mitigation Plan” shall mean those provisions of the Market Rules which provide for ISO’s market monitoring and market power mitigation for the New England Markets. On the Operations Date, the Market Monitoring and Mitigation Plan shall consist of Appendix A to the Market Rule 1.

“Markets Committee” shall mean the Markets Committee established pursuant to the RNA and the responsibilities of which are specified in Section 8.2.2.

“Market Rules” shall mean the rules for the administration of the New England Markets filed with the Commission in accordance with this Agreement and accepted by the Commission.

“Member Adjusted Voting Share” shall mean:

(a) for a voting member of each active Sector (other than the AR Sector) which casts an affirmative or negative vote on a proposed action or amendment and which has been appointed by a Participant or group of Participants which are members of a Sector satisfying its Sector Quorum requirement for the proposed action or amendment, is the quotient obtained by dividing (i) the Sector Voting Share of that Sector for the Participants Committee or the Adjusted Sector Voting Share of that Sector for the Technical Committees by (ii) the number of voting members appointed by members of that Sector which cast affirmative or negative votes on the matter, adjusted, if necessary, for End User Participants and group voting members as provided in the definition of “Member Fixed Voting Share”; and

(b) for a voting member of an AR Sub-Sector which casts an affirmative or negative vote on a proposed action or amendment and which has been appointed by a Participant or group of Participants which are members of an AR Sub-Sector satisfying its AR Sub-Sector Quorum Requirement for a proposed action or amendment, is the quotient obtained by dividing (i) the Adjusted AR Sub-Sector Voting Share of that Sub-Sector by (ii) the number of voting members appointed by members of that Sub-Sector which cast affirmative or negative votes on the matter.

“Member Fixed Voting Share” shall mean:

(a) for a voting member of each active Sector (other than the AR Sector), whether or not the member is in attendance, is the quotient obtained by dividing (i) the Sector Voting Share of the Sector to which the NEPOOL Participant or group of NEPOOL Participants which appointed the voting member belongs by (ii) the total number of voting members appointed by members of that Sector, adjusted, if necessary, to take into account (A) the manner in which the voting shares of End User Participants are to be determined while they are members of the Publicly Owned Entity Sector, and (B) any required change in the voting share of the Transmission Group Member, as determined in accordance with Section 7.3.2(b); and

(b) for a voting member of an AR Sub-Sector whether or not the member is in attendance and until the sum of the Member Fixed Voting Shares of the AR Sub-Sector voting members equals or exceeds the Fully Activated Sub-Sector Voting Share, is either 1 2/3% if the voting member represents a NEPOOL Participant or NEPOOL Participants which own or control, together with their Related Persons, more than 15 MW (or its equivalent) of Alternative Resources or 1% if the voting member represents less than 15 MW (or its equivalent) of Alternative Resources. When the sum of the Member Fixed Voting Shares of the AR Sub-Sector voting members equals or exceeds the Fully Activated Sub-Sector Voting Share, the Member Fixed Voting Share for the voting member whether or not the voting member is in attendance will be the quotient obtained by dividing (i) the Fully Activated Sub-Sector Voting Share by (ii) the total number of voting members appointed by NEPOOL Participants of that AR Sub-Sector.

“Minimum Response Requirement” shall mean, with respect to a proposed amendment to this Agreement pursuant to Section 17.2.3, that the ballots received by the Balloting Agent from Governance Participants relating to the proposed amendment of this Agreement before the end of the appropriate time specified in Section 17.2.3(d) must satisfy the following thresholds:

(a) the sum of the Member Fixed Voting Shares, as adjusted to accommodate the Individual Participants pursuant to the requirements of Section 17.2.3(c), of the Governance Participant voting members whose ballots are received must equal at least fifty percent (50%); and

(b) the Governance Participants whose voting members timely return ballots for or against the amendment must include Governance Participants that are represented by voting members having at least fifty percent (50%) of the Member Fixed Voting Shares, as adjusted to accommodate the Individual Participants pursuant to the requirements of Section 17.2.3(c), in each of a majority of the Sectors.

“MW” shall mean megawatts.

“Natural Person Participant” shall mean a Governance Participant who is also a natural person.

“NECPUC” shall mean the New England Conference of Public Utilities Commissioners, Inc., including any successor organization.

“NEPOOL” shall have the meaning set forth in the first paragraph hereof.

“NEPOOL Participants” shall mean the current and future parties to the RNA.

“NERC” shall mean the North American Electric Reliability Council, including any successor organization.

“New England Control Area” shall have the meaning set forth in Section II of the Tariff.

“New England Markets” shall mean the markets for electric Energy, capacity and certain ancillary services within the New England Control Area as set forth in the Market Rules.

“Non-TO OATT Provisions” shall mean all of the provisions of the OATT for which ISO has Section 205 rights under the Federal Power Act pursuant to the TOA.

“NPCC” shall mean the Northeast Power Coordinating Council, including any successor organization.

“OATT” shall mean Section II of the Tariff.

“Operating Procedures” shall mean the detailed operating procedures for operation of the System as in effect from time to time. On the Operations Date, the Operating Procedures shall consist of the procedures identified in Schedule 2.

“Operating Year” shall mean a calendar year. The first Operating Year shall commence on the Operations Date and continue until the following December 31, and the last Operating Year shall conclude on the date that this Agreement terminates.

“Operations Date” shall have the meaning set forth in the TOA.

“Order 2000” shall mean the Commission’s Order No. 2000, i.e., Regional Transmission Organizations, Order No. 2000, 65 Fed. Reg. 809 (January 6, 2000), FERC Stats. & Regs. ¶31,089 (1999), order on reh’g, Order No. 2000-A, 65 Fed. Reg. 12,088 (March 8, 2000), FERC Stats. & Regs. ¶31,092 (2000), aff’d, Public Utility District No. 1 of Snohomish County, Washington v. FERC, 272 F.3d 607 (D.C. Cir. 2001).

“Participant Expenses” shall mean those costs and expenses that are incurred pursuant to authorization of the Participants Committee and are not considered costs and expenses of ISO.

“Participant Processes” shall mean those processes for Governance Participants outlined in Section 7.1.1.

“Participant Vote” shall mean:

(a) with respect to an amendment or proposed action of the Participants Committee, the sum of (i) the Member Adjusted Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action or amendment and which have been appointed by a NEPOOL Participant or group of NEPOOL Participants which are members of a Sector satisfying its Sector Quorum requirements and, in the case of amendments, including Member Adjusted Voting Shares of Individual Participants; and (ii) the Member Fixed Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action or amendment and which have been appointed by a NEPOOL Participant or group of NEPOOL Participants which are members of a Sector which fails to satisfy its Sector Quorum requirements plus, in the case of amendments, the Member Fixed Voting Shares of Individual Participants; and

(b) with respect to a proposed action of a Technical Committee, the sum of the Member Adjusted Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action.

“Participants Committee” shall mean the Participants Committee established pursuant to the RNA and the responsibilities of which are specified in Section 8.1 hereof.

“Party” or “Parties” shall have the meaning identified in the first paragraph of this Agreement.

“Planning Procedures” shall mean the guides, manuals, procedures and protocols for planning and expansion of the Transmission Facilities, as the same may be modified from time to time.

“Pool Transmission Facilities” or “PTF” shall have the meaning set forth in the Tariff.

“Participating Transmission Owner” or “PTO” shall have the meaning set forth in the Tariff.

“Power Year” shall mean a period of twelve (12) months commencing on June 1 of each year and ending on May 31 of the next calendar year.

“Principal Committees” shall mean the Participants Committee and the Technical Committees.

“Publicly Owned Entity” shall mean an Entity which is either a municipality or an agency thereof, or a body politic and public corporation created under the authority of one of the New England states, authorized to own, lease and operate electric generation, transmission or distribution facilities, or an electric cooperative, or an organization of any such entities.

“Publicly Owned Entity Sector” shall have the meaning set forth in Section 7.3.2(e) of this Agreement.

“PURPA” shall mean the Public Utility Regulatory Policies Act of 1978.

“Related Person” of a Governance Participant shall mean:

(a) for all Governance Participants, either (i) a corporation, partnership, business trust, limited liability company or other business organization 10% or more of the stock or equity interest in which is owned directly or indirectly by the Governance Participant, or (ii) a corporation, partnership, business trust or other business organization which owns directly or indirectly 10% or more of the stock or equity interest in the Governance Participant, (iii) a corporation, partnership, business trust or other business organization 10% or more of the stock or equity interest in which is owned directly or indirectly by a corporation, partnership, business trust or other business organization which also owns 10% or more of the stock or equity interest in the Governance Participant; or (iv) a natural person, or a member of such natural person’s immediate family, who is, or within the last 12 months has been, an officer, director, partner, employee, or representative in ISO activities of, or natural person having a material ongoing business or professional relationship directly related to New England Markets activities with, the Governance Participant or any corporation, partnership, business trust or other business organization related to the Governance Participant pursuant to clauses (i), (ii) or (iii) of this paragraph (a); and

(b) for all Natural Person Participants, a Related Person is (i) a member of such Natural Person Participant’s immediate family, or (ii) any corporation, partnership, business trust or other business organization of which such Natural Person Participant, or a member of such Natural Person Participant’s immediate family, is, or within the last 12 months has been, an officer, director, partner, employee, or with which a Natural Person Participant has, or within the last 12 months has had, a material ongoing business or professional relationship directly related to New England Markets activities, or (iii) another Governance Participant which, within the last 12 months has paid a portion of the Natural Person Participant’s expenses under Section 14 of this Agreement, or (iv) a corporation, partnership, business trust or other business organization in which the Natural Person Participant owns equity with a fair market value in excess of $50,000.

(c) Notwithstanding the foregoing, for the purposes of this definition, an individual shall not be deemed to have or had a material ongoing business relationship directly related to New England Markets activities with any corporation, partnership, business trust, other business organization solely as a result of being served, as a customer, with electricity or gas.

“Reliability Committee” shall mean the Reliability Committee established pursuant to the RNA and the responsibilities of which are specified in Section 8.2.3.

“Reliability Standards” shall mean those rules, standards, procedures and protocols posted on the ISO website, as in effect from time to time, other than Operating Procedures, that establish the parameters relating to reliability matters for ISO’s exercise of its authority over the System.

“Renewable Generation Resource” shall mean any electric generating facility in the New England Control Area that: (a) is defined as renewable generation under any New England state renewable portfolio standard; or (b) satisfies the criteria for a Small Power Production Facility under PURPA; or (c) primarily uses one or more of the following fuels, energy resources, or technologies: solar, wind, hydro, tidal, geothermal, or biomass; or (d) the Participants Committee determines is a Renewable Generation Resource.

“Renewable Generation Resource Provider” shall mean an AR Provider which, together with its Related Persons, owns or controls Renewable Generation Resources.

“Renewable Generation Sub-Sector” shall mean the AR Sub-Sector established pursuant to Section 7.3.2(d)(i)(A) of this Agreement.

“RNA” shall mean the Second Restated New England Power Pool Agreement, which restated for a second time by an amendment dated as of August 16, 2004 the New England Power Pool Agreement dated September 1, 1971, as the same may be amended and restated from time to time, governing the relationship among the NEPOOL Participants.

“RTO” shall mean an entity that complies with the requirements of Order 2000 and the Commission’s corresponding regulations for a regional transmission organization, as determined by the Commission, or a successor organization performing comparable functions.

“Sector” shall mean the AR Sector, End User Sector, Generation Sector, Publicly Owned Entity Sector, Supplier Sector, Transmission Sector, or any other Sector created pursuant to the terms of the RNA and Section 6.2.2(a) hereof.

“Sector Quorum” for a Sector shall mean the lesser of (a) fifty percent (50%) or more (rounded to the next higher whole number) of the voting members of the Sector, or (b) five (5) or more voting members of the Sector for the Participants Committee or three (3) or more voting members of the Sector for the Technical Committees.

“Sector Voting Share” shall mean:

(a) for the AR Sector, the sum of the Member Fixed Voting Shares; and

(c) for each active Sector (other than the AR Sector), the quotient obtained by dividing one hundred percent (100%) minus the Sector Voting Share for the AR Sector by the number of active Sectors (other than the AR Sector). For example, if there are five active Sectors (other than the AR Sector) and the AR Sector Voting Share is sixteen and two-thirds percent (16 2/3%), the Sector Voting Share of each of the other Sectors is also sixteen and two-thirds percent (16 2/3%). The aggregate Sector Voting Shares shall equal one hundred percent (100%).

“Settlement Agreement” shall mean the agreement dated August 20, 2004 among NEPOOL, ISO and the other parties thereto.

“Small End User” shall mean an End User Participant which does not otherwise meet the definition of Large End User or End User Organization.

“Supplier Sector” shall have the meaning set forth in Section 7.3.2(c) of this Agreement.

“System” shall mean Generation Facilities and Transmission Facilities.

“Tariff” shall mean ISO’s Transmission, Markets and Services Tariff, FERC Electric Tariff, Volume No.1, as amended from time to time.

“Technical Committees” shall have the meaning set forth in Section 8.2 of this Agreement.

“TOA” shall mean the Transmission Operating Agreement among ISO and the Participating Transmission Owners that are parties thereto, as the same may be amended from time to time.

“Transmission Committee” shall mean the committee whose responsibilities are specified in Section 8.2.4.

“Transmission Facilities” shall mean the Merchant Transmission Facilities, Other Transmission Facilities and Pool Transmission Facilities, as each such term is defined in the Tariff.

“Transmission Group Member” shall have the meaning set forth in Section 7.3.2(b) of this Agreement.

“Transmission Sector” shall have the meaning set forth in Section 7.3.2(b) of this Agreement.

“Winter Capability” shall mean, with respect to an electric generating unit or combination of units, the maximum dependable load carrying ability in kilowatts of such unit or units (exclusive of capacity required for station use) during the Winter Period, as determined by ISO.

“Winter Period” shall mean the eight-month period from October through May for each Power Year.

1.2 Interpretation. The terms “hereof,” “hereunder,” and any similar terms, as used in this Agreement, refer to this Agreement.

The terms “include” or “including” shall be interpreted as if the word “without limitation” immediately followed such terms.

Any reference to any Section, Subsection, Exhibit or Schedule contained in this Agreement shall refer to such Section, Subsection, Exhibit or Schedule as set forth in this Agreement, notwithstanding use of or failure to use the term “above,” “below,” “hereof,” “hereto,” or “herein” in connection with such reference.

Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number or vice versa.

Any headings preceding the texts of the several Sections, Subsections, Exhibits and Schedules of this Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Unless expressly limited, all references to documents are references to documents as the provisions thereof may be amended, modified or waived from time to time or successor documents thereof.

SECTION 2. PURPOSE, INTENT AND OBJECTIVES

2.1 Purpose. The purpose of this Agreement is to (i) establish processes by which Governance Participants will provide and ISO will receive, consider and respond to input and advice, (ii) set forth the rights and obligations of the Parties with respect to the Participant Processes created by this Agreement, and (iii) establish certain rights and obligations of the Governance Participants with respect to ISO.

2.2 Intent of the Parties. It is the intent of the Parties that NEPOOL provide the sole Participant Processes for advisory voting on ISO matters and the selection of ISO Board members, except for input from state regulatory authorities and as otherwise may be provided in the Tariff, TOA and the Market Participant Services Agreement included in the Tariff; provided that nothing in this Agreement will preclude any Entity from interacting, individually or collectively with other Entities, with the ISO staff and ISO Board to the same extent an individual NEPOOL Participant is permitted to do so.

2.3 Objectives of ISO. The objectives of ISO are (through means including but not limited to planning, central dispatching, coordinated maintenance of electric supply and demand-side resources and transmission facilities, obtaining emergency power for market participants from other control areas, system restoration (when required), the development of Market Rules, the provision of an open access regional transmission tariff and the provision of a means for effective coordination with other control areas and utilities situated in the United States and Canada):

(a) to assure the bulk power supply system within the New England Control Area conforms to proper standards of reliability;

(b) to create and sustain open, non-discriminatory, competitive, unbundled, markets for energy, capacity and ancillary services (including operating reserves) that are (i) economically efficient and balanced between buyers and sellers, and (ii) provide an opportunity for a participant to receive compensation through the market for a service it provides, in a manner consistent with proper standards of reliability and the long-term sustainability of competitive markets;

(c) to provide Market Rules that (i) promote a market based on voluntary participation, (ii) allow market participants to manage the risks involved in offering and purchasing services, and (iii) compensate at fair value (considering both benefits and risks) any required service, subject to the Commission’s jurisdiction and review;

(d) to allow informed participation and encourage ongoing market improvements;

(e) to provide transparency with respect to the operation of and the pricing in markets and purchase programs;

(f) to provide access to competitive markets within the New England Control Area and to neighboring regions; and

(g) to provide for an equitable allocation of costs, benefits and responsibilities among market participants.

The Parties agree that the preceding objectives are consistent with the Federal Power Act and do not in and of themselves create independent causes of action.

SECTION 3. EFFECTIVE DATE

This Agreement shall become effective as of the Effective Date.

SECTION 4. TERM

The term of this Agreement shall continue until such time as ISO ceases to be the RTO for New England or the TOA is terminated (unless the TOA is terminated due to the withdrawal of all of the TOs to participate in an Independent Transmission Company), in each case pursuant to a final order of the Commission. The term of this Agreement shall not be affected by the withdrawal or termination of any Party to this Agreement, other than ISO.

SECTION 5. AGREEMENT ADMINISTRATION

5.1 Representatives of the Governance Participants. The Participants Committee, or its designee(s), shall have authority to act for NEPOOL and the NEPOOL Participants in connection with the administration of this Agreement. Each Individual Participant shall supply ISO with the name and contact information for a representative authorized to act for it.

5.2 Consultation. ISO shall consult as necessary with the Participants Committee or its designee(s) and/or the representatives of the Individual Participants in order to resolve any matters that may arise in connection with this Agreement. Any matter that remains in dispute shall be resolved in accordance with the dispute resolution provisions contained in Section 17.3, subject to the right of any Party to seek to resolve the dispute through a proceeding with the Commission, as stated in Section 17.3.

5.3 Joint Committees. The Participants Committee and the ISO may from time to time form such committees or working groups as they deem necessary to assist them in carrying out activities appropriate to the administration of this Agreement.

SECTION 6. PARTIES

6.1 ISO. On and after the Operations Date, ISO shall be the entity authorized by the Commission to exercise those functions outlined in this Agreement, the TOA, the Tariff, and any other applicable operating agreements, which functions the Commission has found satisfy the requirements of Order 2000 for RTOs. The Parties recognize that ISO is not a party to, and shall not be bound by, the terms and conditions of the RNA.

6.2 NEPOOL.

6.2.1 NEPOOL Participants. On and after the Operations Date, NEPOOL shall be a Party to this Agreement on behalf of its Participants as they exist from time to time, and each NEPOOL Participant shall be a Governance Participant pursuant to the terms and conditions hereof. In the event that the RNA is terminated, each NEPOOL Participant which is not legally prohibited from doing so shall automatically become a Party to this Agreement as an Individual Participant, and maintenance of the Committee and Sector structures outlined herein shall become the responsibility of ISO. This Agreement shall be amended accordingly by the Entities who are Parties to this Agreement at the time of such amendment.

6.2.2 Obligations of NEPOOL and the NEPOOL Participants.

(a) Amendment of RNA. NEPOOL hereby agrees that the RNA shall include a provision that prohibits, without the prior written consent of ISO, the amendment of the RNA so as to create a conflict between the provisions of the RNA and this Agreement.

(b) Inclusion of Individual Participants. The Principal Committees shall take all such actions as are reasonably necessary to facilitate the participation of the Individual Participants in the Participant Processes as set forth herein.

6.3 Individual Participants.

6.3.1 An Entity that meets the requirements for participation in NEPOOL but that does not wish to become a NEPOOL Participant may, upon compliance with such reasonable conditions as ISO may prescribe, become an Individual Participant by delivering a counterpart of this Agreement, duly executed by such Entity, to ISO, along with a check in payment of the application fee described below; provided, however, that, while Individual Participants may attend and participate in all NEPOOL meetings, including meetings of the Principal Committees, Individual Participants shall have no right to vote with any of the Principal Committees except on amendments to this Agreement as set forth in Section 17.2 hereo..

6.3.2 Any such Entity that satisfies the requirements of this Section 6.3 shall become an Individual Participant, and this Agreement shall become fully binding and effective in accordance with its terms as to such Entity, as of the first day of the calendar month immediately following its satisfaction of such requirements; provided that an earlier or later effective date may be fixed by ISO with the concurrence of such Entity or by the Commission.

6.3.3 The application fee to be paid by each Entity seeking to become an Individual Participant pursuant to this Section 6.3 shall be in addition to the annual and other fees outlined in Section 14, and shall be calculated as if the Individual Participant were a NEPOOL Participant in an appropriate Sector, as determined by ISO in consultation with the officers of the Participants Committee. The application fee shall be $500 for an applicant which qualifies for membership only as an End User Participant, $1,000 for an applicant which together with its Related Persons owns or controls less than 5 MW (or its equivalent) of Alternative Resources and qualifies for membership as an AR Provider, and $5,000 for all other applicants, or such other amount as may be fixed by the RNA for NEPOOL Participants.

6.3.4 An Individual Participant shall cease being a Party to this Agreement upon:

(a) For an Entity taking any type of service under the Tariff, upon termination of service under the Tariff pursuant to a Commission order as a result of a default under the Tariff; or

(b) For any other Entity, upon voluntary termination of its status as a Party, bankruptcy or failure to pay annual fees; or

(c) as set forth in Section 7.3.3.

6.3.5 Termination of NEPOOL Participant Status. NEPOOL shall include a provision in the RNA which prohibits the amendment of the provisions of the RNA regarding termination of NEPOOL Participant status (currently contained in Section 16.1 of the RNA) without the consent of ISO.

SECTION 7. PARTICIPANT PROCESSES

7.1 General.

7.1.1 Outline of Processes. The Participant Processes under this Agreement shall consist of the following:

(a) Advice and input to ISO and consideration of that advice and input by ISO in accordance with Sections 10 and 11;

(b) Advice and input to ISO with respect to changes in the General Tariff Provisions, Non-TO OATT Provisions, the Market Rules, the Operating Procedures, Installed Capacity Requirement, Manuals, Reliability Standards, and the Information Policy in accordance with Section 11;

(c) Review and input on ISO’s annual operating and capital budgets and consideration of that input by ISO in accordance with Section 12;

(d) Participation in the process for the nomination and election of ISO Board members in accordance with Section 13; and

(e) Consideration and approval of certain amendments to this Agreement in accordance with Section 17.2.3.

7.1.2 Role of Committees. Except as otherwise set forth herein, the Participant Processes shall be accomplished through the Principal Committees and other committees, subcommittees, task forces, working groups or other bodies established by the Participants Committee or jointly by ISO and the Participants Committee.

7.2 Role of Sectors. Each NEPOOL Participant shall, together with its Related Persons which are NEPOOL Participants, be a member of and participate in the Principal Committees through Sectors in accordance with Section 7.3. Individual Participants shall not participate in a Sector.

7.3 Sectors.

7.3.1 Sector Membership. Each NEPOOL Participant shall belong to a Sector, as follows. On the Operations Date of this Agreement, each NEPOOL Participant and its Related Person(s) shall belong to the Sector to which it belonged immediately prior to the Operations Date, provided that a NEPOOL Participant (and its Related Person(s)) that is eligible to join the AR Sector may elect to be a member of that Sector as of or after the Operations Date by delivering, before the Operations Date, a written notice to the Secretary of the Participants Committee of a change in its Sector. From and after the Operations Date, each new NEPOOL Participant shall be obligated to designate in a notice to the Participants Committee and ISO a Sector that it and its Related Persons are eligible to join and that it elects to join for purposes of all of the Principal Committees; provided, however, that (i) a NEPOOL Participant and the NEPOOL Participants which are its Related Persons shall not be eligible to join the End User Sector if any one of them is not eligible to join the End User Sector and (ii) a DRP and the NEPOOL Participants which are its Related Persons shall not be represented by the DRP Group Member if any one of them is not a DRP. A NEPOOL Participant and its Related Persons shall together be entitled to join only one Sector and shall have no more than one vote on each Principal Committee, provided that any voting member of a Principal Committee shall be entitled to split its vote.

7.3.2 Criteria for Sector Membership. The Sectors for each Principal Committee, the criteria for eligibility for membership in each Sector and the minimum requirement that a NEPOOL Participant must meet as a member of a Sector in order to appoint an individual voting member of the Sector and the Principal Committees are as follows:

(a) a Generation Sector, which a NEPOOL Participant shall be eligible to join if (i) it (A) owns or leases with rights equivalent to ownership facilities for the generation of electric energy that are located within the New England Control Area which are currently in operation, or (B) has proposed generation for operation within the New England Control Area either which has received approval under Sections 18.4 and/or 18.5 of the First Restated NEPOOL Agreement between July 1, 2002 and the Effective Date or received approval on or after the Effective Date under Sections I.3.9 and/or I.3.10 of the Tariff or for which completed environmental air or environmental siting applications have been filed or permits exist, and (ii) it is not a Publicly Owned Entity. Purchasing all or a portion of the output of a generation facility shall not be sufficient to qualify a NEPOOL Participant to join the Generation Sector. A NEPOOL Participant which joins the Generation Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if its operating or proposed generation facilities in the New England Control Area have or will have, when placed in operation, an aggregate Governance Rating of at least 15 MW. A NEPOOL Participant which joins the Generation Sector but elects not to or is not eligible to designate an individual voting member, shall be represented by a group voting member and an alternate to that member for each Principal Committee (collectively, the “Generation Group Member”). The Generation Group Member shall be appointed by a majority of the NEPOOL Participants in the Generation Sector electing or required to be represented by that member. The Generation Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other NEPOOL Participants in the Generation Sector which meet the 15 MW threshold and designate an individual voting member.

(b) a Transmission Sector, which a NEPOOL Participant shall be eligible to join if it is a Governance Transmission Owner and is not a Publicly Owned Entity. Taking transmission service shall not be sufficient to qualify a NEPOOL Participant to join the Transmission Sector. A NEPOOL Participant which joins the Transmission Sector shall be entitled to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or leases with rights equivalent to ownership PTF with an original capital investment in its PTF as of the end of the most recent year for which figures are available from annual reports submitted to the Commission in Form 1 or any similar form containing comparable annualized data of at least $30,000,000. A Governance Transmission Owner with facilities which were included as PTF prior to December 31, 1998 only pursuant to clause (3) of the definition of PTF in the First Restated NEPOOL Agreement shall be entitled to designate an individual voting member of each Principal Committee, and an alternate to the member, whether or not PTF which it owns or leases with rights equivalent to ownership which has an original capital investment of at least $30,000,000, so long as such Governance Transmission Owner continues to own PTF. A NEPOOL Participant which joins the Transmission Sector but which is not entitled to designate an individual voting member of each Principal Committee because (i) it, together with all of its Related Persons, does not meet the $30,000,000 threshold or (ii) it no longer owns PTF and it does not have a Related Person that is entitled to designate an individual voting member for each Principal Committee in another Sector, together with the other NEPOOL Participants in the Transmission Sector which for the same reasons are unable to designate an individual voting member, shall be represented by a group voting member of each Principal Committee (the “Transmission Group Member”), and an alternate to that member. The Transmission Group Member and alternate shall be appointed by a majority vote of all NEPOOL Participants in the Transmission Sector required to be represented by that Member. The Transmission Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other NEPOOL Participants in the Transmission Sector which meet the $30,000,000 threshold unless and until the original capital investment in PTF of the NEPOOL Participants represented by the Transmission Group Member equals or exceeds twice the $30,000,000 threshold amount. If the aggregate original capital investment in PTF equals or exceeds twice the $30,000,000 threshold amount, the percentage of the Sector votes assigned to the Transmission Group Member shall equal the number of full multiples of the $30,000,000 threshold, provided that the Transmission Group Member shall in no event be entitled to more than twenty-five percent (25%) of the Sector vote. For example, if NEPOOL Participants represented by the Transmission Group Member have an aggregate original capital investment in PTF in the New England Control Area totaling $70,000,000, the Transmission Group Member will have the same percentage of such votes as two ($70,000,000/$30,000,000 Threshold = 2.33) individual voting members designated by individual NEPOOL Participants, provided that there are at least six other members in the Sector so the Transmission Group Member does not have more than twenty-five percent (25%) of the Transmission Sector vote.

(c) a Supplier Sector, which a NEPOOL Participant shall be eligible to join if (i) it engages in, or is licensed or otherwise authorized by a state or federal agency with jurisdiction to engage in, power marketing, power brokering or load aggregation within the New England Control Area, or it had been engaged on and before December 31, 1998 solely in the distribution of electricity in the New England Control Area and (ii) it is not a Publicly Owned Entity. A Participant which joins the Supplier Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member.

(d) an AR Sector, which an AR Provider shall be eligible to join; provided, however, that a NEPOOL Participant that is eligible to join the End User Sector shall not join the AR Sector.

(i) The AR Sector shall be divided into the following three (3) sub-Sectors:

(A) Renewable Generation Sub-Sector, which a NEPOOL Participant shall be eligible to join if it is a Renewable Generation Resource Provider. A Renewable Generation Resource Provider which joins the Renewable Generation Sub-Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or controls Renewable Generation Resources with an aggregate Governance Rating of at least 5 MW. A Renewable Generation Resource Provider which owns or controls Renewable Generation Resources that have an aggregate Governance Rating of at least 15 MW shall either designate an individual voting member of each Principal Committee, and an alternate to the member, or elect to be represented by a Self-Defined Renewable Group Member as described in the following sentence. A Renewable Generation Resource Provider which joins the Renewable Generation Sub-Sector but elects not to or is not eligible to designate an individual voting member, may together with one or more Renewable Generation Resource Providers be represented by a “Self-Defined Renewable Generation Group Member” and an alternate to that member for each Principal Committee, provided that the group voting member represents Renewable Generation Resource Providers that own or control Renewable Generation Resources that in the aggregate have a Governance Rating of more than 5 MW. A Renewable Generation Resource Provider which joins the Renewable Generation Sub-Sector but which (A) is not entitled to designate an individual voting member of each Principal Committee because it does not own or control Renewable Generation Resources with an aggregate Governance Rating of at least 5 MW, or (B) has not elected to be represented by a Self-Defined Renewable Generation Group Member shall be represented by the “Small Renewable Generation Group Member.”

(B) Distributed Generation Sub-Sector, which a NEPOOL Participant shall be eligible to join if it is a Distributed Generation Resource Provider or a DRP. A Distributed Generation Resource Provider which joins the Distributed Generation Sub-Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or controls Distributed Generation Resources that in the aggregate have a Governance Rating of at least 5 MW. A Distributed Generation Resource Provider which joins the Distributed Generation Sub-Sector but elects not to or is not eligible to designate an individual voting member, may together with one or more Distributed Generation Resource Providers be represented by a “Self-Defined Distributed Generation Group Member” and an alternate to that member for each Principal Committee, provided that the group voting member represents Distributed Generation Resource Providers that own or control Distributed Generation Resources that in the aggregate have a Governance Rating of more than 5 MW. DRPs shall be represented by a separate group voting member and an alternate to that member for each Principal Committee known as the “DRP Group Member.” A Distributed Generation Resource Provider which joins the Distributed Generation Sub-Sector but which (1) is not entitled to designate an individual voting member of each Principal Committee because it does not own or control Distributed Generation Resources that in the aggregate have a Governance Rating of at least 5 MW, or (2) has not elected to be represented by an individual voting member or a Self-Defined Distributed Generation Group Member shall be represented by the “Small Distributed Generation Group Member.”

(C) Load Response Sub-Sector, which a NEPOOL Participant shall be eligible to join if it is a Load Response Resource Provider. A Load Response Resource Provider which joins the Load Response Sub-Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or controls Load Response Resources that in the aggregate have a Governance Rating of at least 5 MW (or its equivalent). A Load Response Resource Provider which joins the Load Response Sub-Sector but elects not to or is not eligible to designate an individual voting member, may together with one or more Load Response Resource Providers be represented by a “Self-Defined Load Response Group Member” and an alternate to that member for each Principal Committee, provided that the group voting member represents Load Response Resource Providers that own or control Load Response Resources that in the aggregate have a Governance Rating of more than 5 MW (or its equivalent). A Load Response Resource Provider which joins the Load Response Sub-Sector but which (1) is not entitled to designate an individual voting member of each Principal Committee because it does not own or control Load Response Resources that in the aggregate have a Governance Rating of at least 5 MW (or its equivalent), or (2) has not elected to be represented by an individual voting member or a Self-Defined Load Response Group Member shall be represented by the “Small Load Response Group Member.”

(ii) A group voting member in the AR Sector shall be appointed or replaced by a majority of the Participants represented by that member.

(e) a Publicly Owned Entity Sector, which all Participants which are Publicly Owned Entities are eligible to join and shall join, and which End User Participants are eligible to join if there is not an activated End User Sector. A NEPOOL Participant which joins the Publicly Owned Entity Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member.

(f) an End User Sector, which an End User Participant is eligible to join provided all of its Related Persons which are either NEPOOL Participants or Individual Participants are also eligible to join the End User Sector. Participants which join the End User Sector shall be entitled to designate an individual voting member of each Principal Committee and an alternate to the member; provided, however, that a voting member, and the alternate to the member, designated by a Small End User shall not be a Related Person of another NEPOOL Participant in a Sector other than the End User Sector.

7.3.3 Sector Ineligibility; Changes. All NEPOOL Participants have the right to join and be a member of a Sector. If a NEPOOL Participant ceases to be eligible to be a member of the Sector which it previously joined and is not eligible to join another existing Sector other than the End User Sector, it shall have the right to remain and vote in the Sector in which the NEPOOL Participant is currently a member for up to one (1) year. By the end of such year, either (a) this Agreement shall be amended such that qualifications for an existing Sector are changed so that the NEPOOL Participant qualifies for membership in an existing Sector or a new Sector is created, or (b) the Participants Committee shall seek Commission approval to terminate the status of the NEPOOL Participant. A NEPOOL Participant may change the Sector of which it is a member. Other than for changes required by this Section, a change in the Sector in which a NEPOOOL Participant is a member shall become effective beginning on the first annual meeting of the Participants Committee following notice of such change.

SECTION 8. COMMITTEES

8.1 Participants Committee.

8.1.1 Identification. NEPOOL shall maintain a Participants Committee composed of the representatives of NEPOOL Participants that is organized and operated pursuant to the terms of this Section 8.1.

8.1.2 Composition. The Participants Committee shall consist of the members and alternates to such members appointed in accordance with Section 8.3.1.

8.1.3 Role. The Participants Committee shall serve in an advisory role to ISO and shall perform those functions on behalf of the NEPOOL Participants and, in relevant instances, the Individual Participants, as set forth in this Agreement, including without limitation the following:

(a) Adopt and approve at each annual meeting a budget for Participant Expenses for the ensuing calendar year, giving due consideration to budgetary requests of each committee, subcommittee, task force or working group, and modifying that budget as necessary from time to time after its adoption;

(b) Enter into contractual arrangements on behalf of the NEPOOL Participants in support of matters relating to their rights and obligations hereunder including, without limitation, the authority to retain counsel and consultants, to procure computer time, and to procure through contract, purchase or otherwise access to such facilities and such materials and supplies as may be needed for the Principal Committees and their subcommittees, task forces, working groups and counsel and consultants to perform their respective responsibilities;

(c) Make filings if and as appropriate before and participate on behalf of the NEPOOL Participants in proceedings before the Commission and other Governmental Authorities;

(d) Vote on new Market Rules, Operating Procedures, Manuals, Reliability Standards, Information Policy and changes thereto, and on Installed Capacity Requirements and changes to General Tariff Provisions and Non-TO OATT Provisions, consistent with the procedures set forth in Section 11.1.3;

(e) Establish or approve schedules fixing the amounts to be paid by Governance Participants to permit the recovery of Participant Expenses;

(f) Establish conditions and procedures (i) for addressing applications for Entities to become NEPOOL Participants and (ii) for terminating their NEPOOL Participant status;

(g) Delegate its powers and duties to one or more of the Technical Committees, subcommittees, working groups, task forces or other entity as it sees fit, provided that (i) such delegation is clearly stated and approved by a Participants Committee action, (ii) such delegation does not violate any other provision set forth herein, and (iii) the action of such entity on any matter delegated to it may be appealed by any NEPOOL Participant to the Participants Committee provided such an appeal is taken prior to the end of the fifth business day following the action on that matter(s) so delegated;

(h) Act on any appeals to it of any action by a Technical Committee, or subcommittee, working group, task force or other entity pursuant to delegated authority by the Participants Committee;

(i) Take action to (A) enforce the provisions of this Agreement against ISO and (B) enforce the provisions of the RNA against NEPOOL Participants;

(j) To the extent not otherwise covered under Section 8.1.2(d), and consistent with this Agreement, vote on a matter as submitted by, amend and conduct a vote on a matter submitted by, and/or resubmit a matter for additional comment to, one or more Technical Committees, subject to any limitations otherwise set forth in this Agreement;

(k) Vote on slates of nominees for the ISO Board recommended to it by the Nominating Committee in accordance with Section 13.2.1; and

(l) Provide advice and undertake such other actions as are needed to exercise any other powers and duties as are conferred or imposed upon it by other sections of this Agreement, or for which ISO may seek input and advice.

8.1.4 Officers. At its annual meeting, the Participants Committee shall select from among its members a Chair and one or more Vice-Chairs; the Participants Committee shall also select a Secretary, who shall not be a Governance Participant. These officers shall have the powers and duties usually incident to such offices and as may be established by the Participants Committee.

8.1.5 Attendance of Governance Participants at Committee Meeting. Each Governance Participant that does not have the right to designate an individual voting member of the Participants Committee, including Individual Participants, shall be entitled to receive notice of (in accordance with the notice provisions in Section 8.3.4 hereof) and to attend any meeting of the Participants Committee or any other Principal Committee, and shall have a reasonable opportunity to express views on any matter to be acted upon at the meeting. Entities that are not Governance Participants may attend or speak at a meeting of a Principal Committee only if and to the extent invited to do so by the Chair.

8.2 Technical Committees.

8.2.1 Standing Committees. The Participants Committee shall oversee the activities of three standing Technical Committees - the Markets Committee, the Reliability Committee and the Transmission Committee. The Participants Committee or any Technical Committee may also form, select the membership and oversee the activities of such other committees, subcommittees, task forces, working groups or other bodies as it shall deem appropriate, to provide advice and recommendations to the Principal Committees and to ISO.

8.2.2 Markets Committee. The Markets Committee shall provide input and advice to ISO and the Participants Committee, and act for the Participants Committee if authority is delegated to it by the Participants Committee, with respect to the following:

(a) The Market Rules, including proposed changes thereto and the impact of the Market Rules and proposed changes thereto on the reliable and efficient operation of the New England Control Area;

(b) Studies of the market implications of maintenance scheduling procedures for the supply and demand-side resources and Transmission Facilities of the Governance Participants and operable capacity margins;

(c) The impact on the operation of the New England Markets of standards, criteria and rules relating to protective equipment, switching, voltage control, load shedding, emergency and restoration procedures, and the operation and maintenance of supply and demand-side resources and Transmission Facilities of the Governance Participants;

(d) Operating Procedures relating to the administration of the New England Markets, including proposed changes thereto;

(e) Manuals;

(f) Information Policy;

(g) GIS Operating Rules, which are the responsibility of the Participants Committee, and any changes, additions, or deletions thereto that are consistent with the goals and intent of the GIS and are reasonably determined to be necessary or appropriate for the continued effectiveness of the GIS, provided that any action of the Markets Committee in this regard shall be subject to appeal to the Participants Committee in accordance with the requirements of Section 8.1.2(h); and

(h) Such other matters as the Participants Committee may delegate to the Markets Committee or for which ISO may seek input and advice.

8.2.3 Reliability Committee. The Reliability Committee shall provide input and advice to ISO and the Participants Committee with respect to the following:

(a) Consultation with the Planning Advisory Committee established under the Tariff with respect to the development of a regional system plan;

(b) Short-term and long-term load forecasts for use in ISO studies and operations and to meet requirements of regulatory agencies;

(c) The collection and exchange of necessary system data and future plans related to reliability for use in ISO planning and to meet requirements of regulatory agencies;

(d) Coordination of studies of, and provision of information to Governance Participants on, maintenance schedules for the supply and demand-side resources and Transmission Facilities of the Governance Participants;

(e) Based on appropriate studies, the Reliability Standards to assure the reliable operation, and facilitate the efficient operation, of the New England Control Area, the Planning Procedures and those Operating Procedures that guide the implementation of the Reliability Standards;

(f) Review of proposed supply and demand-side resource plans and the proposed transmission and interconnection plans of Governance Participants;

(g) Applications to ISO pursuant to Section 3.9 of Section I of the Tariff;

(h) Procedures for dispatch infrastructure (i.e., voice and data communications protocols, AGC pulsing arrangements, energy management system and system control and data acquisition interfaces, local control center relations, etc.);

(i) Reliability considerations of general System operations (i.e., commitment/decommitment, real time dispatch, review and approval of distribution of reserves, etc.);

(j) Interconnection procedures and documents related to such procedures;

(k) Criteria, guidelines and methodologies to assure consistency in monitoring and assessing conformance of Governance Participants’ and regional transmission plans to accepted reliability criteria;

(l) To the extent appropriate, conducting and/or reviewing such studies and making such determinations as are assigned to the Reliability Committee pursuant to this Agreement and the Tariff with respect to financial treatment of additions to or upgrades of PTF;

(m) Installed Capacity Requirements; and

(n) Such other matters as the Participants Committee may delegate to the Reliability Committee or for which ISO may seek input and advice.

8.2.4 Transmission Committee. The Transmission Committee shall provide input and advice to ISO, the Participants Committee, and/or the TOs with respect to the following:

(a) Billing procedures for transmission and ancillary services pursuant to the Tariff;

(b) Amendments, additions and other changes to General Tariff Provisions, Non-TO OATT Provisions and related rules;

(c) Proposed amendments of the TOA; and

(d) Such other matters as the Participants Committee may delegate to the Transmission Committee or for which ISO may seek input or advice.

8.2.5 Technical Committee Officers.

(a) ISO shall, after its Chief Executive Officer has conferred with the Participants Committee regarding such appointment(s), appoint the Chair and Secretary of each of the Technical Committees. Each individual appointed by ISO shall be an independent person not affiliated with any Governance Participant. ISO shall seek input from the Technical Committee to which such officer is being appointed on the technical expertise and qualifications needed for such position, and endeavor to appoint a person with such technical expertise and qualifications. Before appointing an individual to the position of Chair or Secretary, ISO shall notify the Technical Committee to which such officer is being appointed of the proposed assignment and, consistent with its personnel practices, provide any other information about the individual reasonably requested by the Technical Committee. Each of the Technical Committees shall elect from among its members a Vice-Chair.

(b) If a Technical Committee determines that the performance of its Chair or Secretary is not satisfactory, the Committee shall provide notice to the Chair of the Participants Committee, identifying perceived performance deficiencies of such officer. The Chair of the Participants Committee shall discuss the performance of such officer with the Chief Executive Officer of ISO, who shall take such action as he or she deems necessary and appropriate based on such discussions. If the perceived officer performance deficiencies continue for thirty (30) days or more after such discussion between the Participants Committee Chair and ISO’s Chief Executive Officer, the Participants Committee Chair may provide notice of the officer performance concerns to the Board of Directors of the ISO. The ISO Board shall meet with the Participants Committee Chair at its next regularly scheduled meeting following the giving of such notice and shall provide to the Participants Committee Chair a written response to address the concerns with respect to the Committee officer’s performance not later than five (5) Business Days following such meeting. If the perceived performance deficiencies are with the Chair of a Technical Committee, and a written response is not received from the ISO Board within such five (5) Business Day period, the Vice-Chair shall serve as the acting Chair until such response is received.

8.3 Principal Committee Provisions.

8.3.1 Appointment of Members and Alternates. A NEPOOL Participant or group of NEPOOL Participants shall designate, by a written notice delivered to the Secretary of the appropriate Principal Committee, the voting member appointed by it for the Principal Committee and an alternate of the member. In the absence of the member, the alternate shall have all the powers of the member, including the power to vote.

8.3.2 Term of Members. Each voting member of a Principal Committee shall hold office until (a) such member is replaced by the NEPOOL Participant or group of NEPOOL Participants that appointed the member, or (b) the appointing NEPOOL Participant ceases to be a NEPOOL Participant, or (c) the appointing NEPOOL Participant (or its Related Person) joins a new Sector in accordance with the terms of Section 7.3.3. Replacement of a member shall be effected by delivery by a NEPOOL Participant or group of NEPOOL Participants of written notice of such replacement to the Secretary of the appropriate Principal Committee.

8.3.3 Regular and Special Meetings. Each Principal Committee shall hold an annual meeting at such time and place as the Chair shall designate and shall hold other meetings in accordance with a schedule adopted by the Principal Committee or at the call of the Chair. Five or more voting members of a Principal Committee may call, subject to the notice provisions of Section 8.3.4, a special meeting of the Principal Committee in the event that the Chair fails to schedule such a meeting within three business days following the Chair’s receipt from such members of a request specifying the subject matters to be acted upon at the meeting.

8.3.4 Notice of Meetings. Written or electronic notice of each meeting of a Principal Committee shall be given to each Governance Participant, whether or not such Governance Participant is entitled to appoint an individual voting member of the Principal Committee, not less than three business days prior to the date of the meeting in the case of the Technical Committees and five business days prior to the date of the meeting for the Participants Committee. A notice of meeting shall specify the principal subject matters expected to be presented for consideration at the meeting. In addition, such notice shall include, or specify internet location of, all draft resolutions to be voted at the meeting (which draft resolutions may be subject to amendment of intent but not subject matter during the meeting), and all background materials deemed by the Chair of the Participants Committee and ISO or the Chair or Vice Chair of the Technical Committee to be necessary to the Principal Committee to have an informed opinion on such matters. Principal Committees may not formally consider any motions raised for which no draft resolutions or background materials have been provided for the meeting and shall not formally consider such motions until a subsequent meeting that is properly noticed.

8.3.5 Attendance. Regular and special meetings may be conducted in person, by telephone, or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other. In order to vote during the course of a meeting, attendance is required in person or by telephone or other real time electronic means by a voting member or its alternate or a duly designated agent who has been given, in writing, the authority to vote for the member on all matters or on specific matters in accordance with Section 8.3.8.

8.3.6 Quorum. All actions by a Principal Committee, other than a vote by the Participants Committee by written ballot to amend this Agreement, shall be taken at a meeting at which the members in attendance pursuant to Section 8.3.5 constitute a Quorum. A Quorum requires the attendance by members that satisfy the Sector Quorum requirements for a majority of the activated Sectors. No action may be taken by a Principal Committee unless a Quorum is present; provided, however, that if a Quorum is not present, the voting members then present shall have the power to adjourn the meeting from time to time until a Quorum shall be present.

8.3.7 Voting by Committees. All matters to be acted upon by a Principal Committee shall be stated in the form of a motion by a voting member, which must be seconded. Only one motion and any one amendment to that motion may be pending at one time. Votes taken for the purpose of providing advisory input to ISO shall be recorded by Sector and/or by individual NEPOOL Participant. Except as otherwise expressly set forth herein, passage of a motion requires a Participant Vote equal to or greater than two-thirds of the aggregate Sector Voting Shares. Voting members not in attendance or represented at a meeting as specified in Section 8.3.5 or abstaining shall not be counted as affirmative or negative votes.

8.3.8 Designated Representatives and Proxies. The vote of any member of a Principal Committee or the member’s alternate, other than a ballot on an amendment to this Agreement, may be cast by another person pursuant to a written, standing designation or proxy; provided, however, that (i) the vote of a member or alternate to that member representing a Small End User may not be cast by a NEPOOL Participant or a Related Person of a NEPOOL Participant in a Sector other than the End User Sector and (ii) the vote of the member or alternate to that member representing an AR Provider which pays less than the lowest amount of Participant Expenses paid by an individual voting NEPOOL Participant in the Generation, Transmission or Supplier Sectors may not be cast by a NEPOOL Participant or a Related Person of a NEPOOL Participant in a Sector other than the AR Sector. A designation or proxy shall be dated not more than one year previous to the meeting and shall be delivered by the member or alternate to the Secretary of the Principal Committee at or prior to any votes being taken at the meeting at which the vote is cast pursuant to such designation or proxy. Subject to Section 8.3.9, a single individual may be the designated representative of or be given the proxy of the voting members representing any number of NEPOOL Participants of any one Sector or NEPOOL Participants from multiple Sectors.

8.3.9 Limits on Representatives. In the End User Sector, no one person may vote on behalf of more than five (5) Small End Users. Except as otherwise provided herein, other Sectors may by unanimous written agreement elect to impose limits on the voting power any one individual may have in that Sector as the designated representative of multiple voting members or the grantee of multiple proxies from voting members of that Sector. Notice of any such limits on voting power must be posted on ISO’s website and must be capable of being accessed by all NEPOOL Participants.

8.3.10 Adoption of Bylaws. The Participants Committee shall adopt bylaws, consistent with this Agreement, governing procedural matters including the conduct of its meetings and those of the other Principal Committees. If there is any conflict between such bylaws and this Agreement, this Agreement shall control. A Principal Committee may vote to waive its bylaws for a particular meeting, provided the motion to effect the waiver is approved in accordance with Section 8.3.7.

8.3.11 ISO Assistance to NEPOOL and Membership on Principal Committees. ISO shall provide general technical and administrative support to the Principal Committees as contemplated by the ISO budget established therefor. ISO also shall provide such additional technical and administrative support to the Principal Committees, subcommittees, working groups and other entities properly formed by the Principal Committees as is requested by the Participants Committee and agreed to by ISO, which requests for support shall not be unreasonably denied; provided, however, that the costs incurred by ISO in providing such additional support to the extent not otherwise contemplated by the ISO budget shall be paid by Governance Participants as Participant Expenses. ISO shall have the right to appoint a non-voting member and an alternate to each Principal Committee. The member appointed to each committee shall have all of the rights of any other member of the committee except the right to vote.

8.4 Budget & Finance Subcommittee. There shall be a Budget & Finance Subcommittee of the Participants Committee which shall provide input and advice to ISO and the Participants Committee with respect to the following:

(a) ISO’s operating and capital budgets;

(b) ISO’s billing and settlement system;

(c) ISO’s financial assurance policy;

(d) ISO’s billing policy;

(e) Budgets for the Principal Committees; and

(f) Such other matters as the Participants Committee may delegate to the Budget & Finance Subcommittee.

8.5 Advisory Role of Committees to ISO. Except as expressly agreed by NEPOOL and ISO, each of the Principal Committees, including such other committees, subcommittees, task forces, working groups or other bodies as may be formed by it, shall serve only in an advisory role, and shall have no decisional authority with respect to ISO. Notwithstanding the foregoing, the Participants Committee shall have primary decisional authority with respect to the GIS.

SECTION 9. ORGANIZATION OF ISO

9.1 ISO. On the Operations Date, ISO New England Inc., a Delaware corporation, shall become the RTO for New England.

9.2 Board of Directors of ISO.

9.2.1 Management. The business and affairs of ISO will be managed by the ISO Board.

9.2.2 Board Composition. The ISO Board shall be composed of ten members, nine of whom shall be voting members selected in accordance with Section 13, and the ISO Chief Executive Officer who, by virtue of his office, shall serve as a non-voting member of the ISO Board. On the Operations Date, the ISO Board shall be composed of the ten members of the Board of Directors of ISO New England Inc. The members of the ISO Board shall possess a cross-section of skills and experience (such as, for purposes of illustration but not by way of mandate or limitation, experience in Commission electric regulatory affairs, energy industry management, corporate finance, bulk power systems, human resource administration, power pool operations, public policy, distributed generation or demand response technologies, renewable energy, consumer advocacy, environmental affairs, business management and information technologies), to ensure that ISO has sufficient knowledge and expertise to act as the RTO for New England. At least three of the directors shall have prior relevant experience in the electric industry. In addition, to ensure sensitivity to regional concerns, strong preference shall be given to electing members from New England to the extent qualified candidates are available and such representation can be accomplished consistent with ISO’s Code of Conduct, which is described in Section 9.3.1.

9.2.3 Terms of Directors.

(a) Voting directors will serve staggered, three-year terms and will be subject to (i) an age limitation prohibiting the election or re-election of any such director unless such director is age seventy (70) or less at the time of such election or re-election, and (ii) a term limit of three consecutive three-year terms, which term limit may be waived by the Nominating Committee. Service as a director of ISO New England Inc. prior to the Operations Date shall be included in the calculation of the term limits.

(b) Notwithstanding clause 9.2.3(a)(ii) and any waiver by the Nominating Committee pursuant thereto, the ISO Board shall have the right to designate, in the aggregate, no more than two voting directors who may serve four, rather than three, consecutive three-year terms.

(c) Except for directors removed from office, directors shall serve until their successors are duly elected and qualified.

9.3 Conflict of Interest Policy.

9.3.1 Code of Conduct. To ensure the independence of ISO, ISO shall adopt and enforce a Code of Conduct, which will comply with the requirements of the Commission. No director of ISO shall be affiliated with any Governance Participant in the New England Control Area in violation of the Code of Conduct.

9.3.2 No Financial Interest. ISO as a corporate entity shall not have any financial interest in the economic performance of any Governance Participant or other market participant in the New England Control Area or any Related Person of either, nor shall it engage in any transactions, directly or indirectly, for its own account in the New England Markets. Notwithstanding the foregoing provision, ISO shall be permitted to purchase electricity, power and energy as a retail customer for its own account and consumption.

9.4 Market Monitoring.

9.4.1 Market Monitoring and Mitigation. ISO’s responsibility to administer the New England Markets pursuant to the Tariff, the Operating Procedures and the Manuals also includes market monitoring and market power mitigation pursuant to Order 2000, the Commission’s regulations thereunder and the Market Rules.

9.4.2 Market Monitoring Framework. Until changed in accordance with a Commission order, ISO will continue to fulfill its market monitoring and market power mitigation functions through an internal market monitoring unit (the “INTMMU”) reporting to the ISO Chief Executive Officer and the ISO Board and by contracting with an independent market monitoring unit (the “IMMU”) selected by and reporting to the ISO Board.

9.4.3 Functions of the IMMU. The contract between ISO and the IMMU shall provide for the following IMMU functions:

(a) Review the competitiveness of the New England Markets, the impact that the Market Rules and/or changes to the Market Rules will have on the New England Markets and the impact that ISO’s actions have had on the New England Markets. In the event that the IMMU uncovers problems with the New England Markets, the IMMU shall promptly inform the Commission, ISO Board, state public utility commissions for each of the six New England states, and the Governance Participants of its findings, provided that in the case of Governance Participants and the public utility commissions, information in such findings shall be redacted as necessary to comply with the Information Policy.

(b) Perform independent evaluations and prepare annual and ad hoc reports on the overall competitiveness and efficiency of the New England Markets or particular aspects of the New England Markets, including the adequacy of Market Monitoring and Mitigation Plan. The IMMU shall have the sole discretion to determine whether and when to prepare ad hoc reports and may prepare such reports on its own initiative or pursuant to requests by ISO, state public utility commissions or one or more Governance Participants. Final versions of such reports shall be disseminated contemporaneously to the Commission, the ISO Board, the Governance Participants, and state public utility commissions for each of the six New England states, provided that in the case of the Governance Participants and public utility commissions, such information shall be redacted as necessary to comply with the Information Policy. Such reports shall, at a minimum, include:

(i) Review and assessment of the practices, Market Rules, procedures, protocols and other activities of ISO insofar as such activities, and the manner in which ISO implements such activities, affect the competitiveness and efficiency of New England Markets.

(ii) Review and assessment of the practices, procedures, protocols and other activities of any ITC or ITCs, transmission provider or similar entity insofar as its activities affect the competitiveness and efficiency of the New England Markets.

(iii) Review and assessment of the activities of Governance Participants insofar as these activities affect the competitiveness and efficiency of the New England Markets.

(iv) Review and assessment of the effectiveness of the Market Monitoring and Mitigation Plan and the administration of the Market Monitoring and Mitigation Plan by the INTMMU for consistency and compliance with the terms of the Market Monitoring and Mitigation Plan.

(v) Review and assessment of the relationship of the New England Markets with any ITC or ITCs and with adjacent markets.

The IMMU in its sole discretion may decide whether and to what extent to share drafts of any report or portions thereof with the Commission, ISO, one or more state public utility commission(s) in New England or Governance Participants for input and verification before the report is finalized. The IMMU shall keep the Governance Participants informed of the progress of any report being prepared pursuant to the terms of this Agreement.

(c) Conduct evaluations and prepare reports on its own initiative or at the request of others.

(d) Prepare recommendations to the ISO Board and the Governance Participants on how to improve the overall competitiveness and efficiency of the New England Markets or particular aspects of the New England Markets, including improvements to the Market Monitoring and Mitigation Plan.

(e) Recommend actions to the ISO Board and the Governance Participants to increase liquidity and efficient trade between regions and improve the efficiency of the New England Markets.

(f) Review ISO’s filings with the Commission from the standpoint of the effects of any such filing on the competitiveness and efficiency of the New England Markets. The IMMU will have the opportunity to comment on any filings under development by ISO during the Participant Processes and may file comments with the Commission when the filings are made by ISO. The subject of any such comments will be the IMMU’s assessment of the effects of any proposed filing on the competitiveness and efficiency of the New England Markets, or the effectiveness of the Market Monitoring and Mitigation Plan, as appropriate.

(g) Provide information to be directly included in the monthly market updates that are provided at the meetings of the Participants Committee.

(h) If and when established, participate in a committee of regional market monitors to review issues associated with interregional transactions, including any barriers to efficient trade and competition.

9.4.4 Functions of the INTMMU. The INTMMU shall have the following functions:

(a) Develop and maintain the Market Monitoring and Mitigation Plan. The INTMMU will consider whether the Market Monitoring and Mitigation Plan requires amendment as of the Operations Date. The amendments and any other changes to the Market Monitoring and Mitigation Plan deemed to be necessary by the INTMMU shall be undertaken after consultation with Governance Participants in accordance with Section 11.

(b) Day-to-day, real-time review of market behavior and implement its functions as delineated in the Market Monitoring and Mitigation Plan.

(c) Consult with the IMMU, as needed, with respect to implementing and applying the Market Monitoring and Mitigation Plan.

(d) Refer market concerns to the ISO Board and/or the IMMU for their consideration.

(e) Make recommendations concerning changes to improve the competitiveness and efficiency of the New England Markets or particular aspects of the New England Markets.

(f) Provide support and information to the ISO Board and the IMMU.

(g) Produce weekly, quarterly and annual reports regarding the New England Markets.

(h) Be primarily responsible for interaction with external Control Areas, the Commission, other regulators and Governance Participants with respect to the Market Monitoring and Mitigation Plan.

9.4.5 Filing of IMMU Contract. ISO shall file its contract with the IMMU with the Commission. In order to facilitate the performance of the IMMU’s functions, ISO’s contract with the IMMU shall provide for reasonable access by the IMMU to ISO data and personnel, including ISO management responsible for market monitoring, operations and billing and settlement functions. Any proposed termination of the contract with the IMMU or modification of, or other limitation on, the IMMU’s scope of work shall be subject to prior Commission approval. The contract shall prohibit the IMMU (i) from providing any consulting services to the Governance Participants or any services to ISO that are unrelated to the IMMU’s functions under the contract to ISO, provided that this prohibition shall not limit in any way the ability of the IMMU to prepare and file testimony or work on improvements to the New England Markets or (ii) from providing consulting services to any Governance Participant. The contract will also contain restrictions comparable to those on independent auditors (e.g., prohibiting any other business relationship with ISO or any Governance Participant).

9.4.6 IMMU Budget. The IMMU budget will be separately identified, included and considered in the overall ISO budget process set forth in Section 12.

SECTION 10. INTERACTION OF GOVERNANCE PARTICIPANTS AND ISO

10.1 Participant Processes. The Participant Processes are intended to facilitate a collaborative process between the Governance Participants and ISO to assist ISO in fulfilling its responsibilities as the RTO for New England. The Participant Processes are intended to (i) provide the Governance Participants with timely and adequate opportunities to provide input and present their views to ISO on issues and to make recommendations to ISO and the ISO Board and (ii) describe how ISO shall receive, consider, and respond to input, review and recommendations from the Governance Participants.

10.2 Interaction with Board. To assist in meaningful communications between the Governance Participants and ISO, the Parties shall follow the following processes and procedures:

10.2.1 Participants Committee Meetings. Board members are welcome to attend meetings of the Participants Committee and it is expected that ISO’s Chief Executive Officer will generally attend each Participants Committee meeting; provided that one or more members of the ISO Board will attend a meeting of the Participants Committee upon reasonable request of the Participants Committee. If a member of the ISO Board attends a Participants Committee meeting, that member shall, at the next scheduled ISO Board meeting after such Participants Committee meeting, report to the entire ISO Board the issues raised and other discussions held at the Participants Committee meeting.

10.2.2 Dates of Board Meetings. The Governance Participants and ISO shall coordinate the dates of regularly scheduled meetings to the extent reasonably possible so that meetings of the Participants Committee are held within a reasonable period of time before regularly scheduled Board meetings.

10.2.3 Meeting Agenda. Before each Participants Committee meeting, ISO shall use its best efforts to make available on its website or by other means of distribution to Governance Participants an agenda for the next scheduled ISO Board meeting identifying those matters presented for Governance Participant consideration in accordance with Section 11 which the ISO Board is expected to consider and act upon at its meeting.

10.2.4 Report of Board Action. After each ISO Board meeting, the Chief Executive Officer of ISO shall report to Governance Participants, by posting on ISO’s website or otherwise, all actions related to Market Rules or Tariff issues taken by the ISO Board.

10.2.5 Governance Participant Submission of Documents to the ISO Board. In advance of an ISO Board meeting, the ISO Board shall accept written materials from Governance Participants regarding an agenda item. ISO shall promptly make such written materials available on its website. Such written materials must be submitted in accordance with reasonable parameters established by ISO, which parameters shall be posted on the ISO website. These parameters shall establish time frames for the submission of documents (i.e., sufficiently in advance of the ISO Board meetings so that they can be synopsized and distributed to the ISO Board).

10.2.6 Periodic Meetings with Governance Participants. At least twice a year, the ISO Board shall meet with the Governance Participants. The agenda for such meetings shall be established by ISO in consultation with the Chair and Vice-Chairs of the Participants Committee. When practicable, the meetings shall be scheduled in conjunction with a Participants Committee or ISO Board meeting (e.g., the day before or the day of a Participants Committee or ISO Board meeting).

10.2.7 Other Meetings with Governance Participants. As mutually agreed, representatives of the ISO Board shall meet with Participants Committee officers and/or representative groups of Governance Participants on an “as needed” basis. The ISO Board, at its sole discretion, may invite one or more representatives of Governance Participants to join a meeting of the ISO Board or a committee thereof, and may accept requests from Governance Participants to meet with ISO Board committees, provided that the ISO Board or committee shall notify all Governance Participants of such meeting, and provided further that the ISO Board or committee shall invite representatives of all other Governance Participants to that or another meeting.

10.3 Amendments to the TOA. ISO shall notify the Governance Participants of the commencement of negotiations between ISO and the Participating Transmission Owners regarding any material amendment of the TOA.

10.4 Reserved Rights of Governance Participants.

10.4.1 Communications with ISO. Except for communications with the ISO Board which are covered by Section 10.2, nothing in this Agreement is intended to limit a Governance Participant’s right to notify ISO in writing and with specificity of any market design or Market Rule and/or administration by ISO thereof that is adversely affecting the Governance Participant.

10.4.2 Communications with IMMU. Nothing in this Agreement is intended to limit a Governance Participant’s right to request the IMMU to report whether the current market design/rules support efficient and competitive outcomes. If the IMMU determines that the Market Rules do not support competitive outcomes, the IMMU may recommend changes to ISO that will address the problem.

10.4.3 Section 206 Filings. Nothing in this Agreement is intended to limit a Governance Participant’s rights pursuant to Section 206 of the Federal Power Act.

SECTION 11. CHANGES TO MARKET RULES, OPERATING PROCEDURES, MANUALS, RELIABILITY STANDARDS, INFORMATION POLICY, INSTALLED CAPACITY REQUIREMENTS, GENERAL TARIFF PROVISIONS, AND NON-TO OATT PROVISIONS

11.1 General Provisions (Absent Exigent Circumstances). ISO shall be required and Governance Participants shall have the opportunity, but not the obligation, in response to an ISO proposal or independent of any ISO proposal (with or without initial ISO support for a Governance Participant proposal), to present proposals for changes to Market Rules, Operating Procedures, Manuals, Reliability Standards, General Tariff Provisions, or Non-TO OATT Provisions for Governance Participant consideration and NEPOOL Participant vote in accordance with the following procedures set forth in this Section 11.

11.1.1 Notice Preceding Proposed Changes to Market Rules. Absent Exigent Circumstances, before making any proposal to revise the Market Rules to change the design of the New England Markets or substantially affect the operation of the New England Markets or prices thereunder, ISO shall provide notice to the Governance Participants, through a market planning process or otherwise, of issues potentially requiring such revisions, and shall consult with and receive feedback from the Governance Participants concerning the relative priority and alternative means to address those issues.

11.1.2 Technical Committee Review. Absent Exigent Circumstances, every ISO proposal and each Governance Participant proposal proposing a change to the Market Rules, Operating Procedures, Manuals, Reliability Standards, General Tariff Provisions, or Non-TO OATT Provisions shall be presented by ISO or such Governance Participant, as appropriate (the “Proponent”), to the appropriate Technical Committee(s) for consideration and an advisory vote. The Technical Committee, at its next regular meeting following the one in which the initial presentation by the Proponent is made (which shall be no later than thirty-five (35) days after any proposal is made) shall: (i) by motion and Participant Vote of at least 66 2/3%, defer action on any proposal presented if it reasonably determines that additional information should and could be provided to more adequately inform the members of such Technical Committee before a vote on the merits is taken, or (ii) conduct an advisory vote on (A) the merits of the proposal as it may be amended by the Proponent or by a Participant Vote of at least 60% for any proposed Market Rule change and 66 2/3% for any other proposed change, and (B) if any ISO proposal is modified in a way that ISO does not support, the ISO’s proposal and any changes thereto ISO finds acceptable. Any deferral shall generally be until the next regularly scheduled meeting, at which time the Proponent may move for a vote upon its proposal; provided, however, that such deferral shall be for no more than thirty-five (35) days from the vote to defer. At that time, the Technical Committee shall: (x) take an advisory vote on (A) the merits of the proposal as it may be amended by the Proponent or by a Participant Vote of at least 60% for any proposed Market Rule change and 66 2/3% for any other proposed change, and (B) if any ISO proposal is modified in a way that ISO does not support, the ISO’s proposal and any changes thereto ISO finds acceptable; or (y) vote to oppose a proposal on the grounds that sufficient information has still not been provided, but may not defer consideration of the proposal for any further period without the consent of the Proponent. Failure of the Technical Committee to vote within the time frames set forth in this paragraph shall advance the process to the next step.

11.1.3 Participants Committee Review. Absent Exigent Circumstances, after the fulfillment of the procedures outlined in Section 11.1.2, every ISO proposal and each Governance Participant proposal to change a Market Rule, Operating Procedure, Manual, Reliability Standard, Installed Capacity Requirement, General Tariff Provision, or Non-TO OATT Provision shall be promptly presented to the Participants Committee, along with a report of any advisory vote or other action taken by any Technical Committee(s) or failure to act within the prescribed time frames outlined herein. Such proposal shall be considered by the Participants

Committee no later than the first regularly scheduled meeting following the submission of such proposal (which meeting shall be held within thirty-five (35) days of the submission of the proposal); provided that such proposal is submitted with sufficient time to permit proper notice in accordance with Section 8.3.4. The Participants Committee shall: (i) by motion and vote defer action on any proposal if it reasonably determines that the proposal presented is materially different from the proposal presented to the Technical Committee and was not voted on by the Technical Committee, or (ii) vote on (A) the merits of the proposal as it may be amended by the Proponent or by a Participant Vote of at least 60% for any proposed Market Rule change and 66 2/3% for any other proposed change, and (B) if any ISO proposal is modified in a way that ISO does not support, the ISO’s proposal and any changes thereto ISO finds acceptable. Any deferral shall result in a repeat of the processes outlined above. Notwithstanding the foregoing, the Participants Committee may, at its discretion, consider and vote upon any proposal submitted to it and such a vote shall have the same effect as if the proposal had first been voted upon by a Technical Committee. The Participants Committee may not defer a vote on any item that has been voted on by a Technical Committee and presented to the Participants Committee for a vote unless the Proponent consents to such deferral.

11.1.4 Termination of Governance Participant Proceedings. A vote by the Participants Committee on the merits of any proposal terminates the Participant Processes absent voluntary resubmission of the same or a modified proposal by the Proponent at a future time. A failure by the Participants Committee to vote within the time frames outlined above also terminates the Participant Processes absent voluntary resubmission of the same or a modified proposal by the Proponent at a future time. ISO shall report to the ISO Board and in any relevant filing made by ISO with the Commission the results of any Participants Committee vote or the Participants Committee’s failure to act within the prescribed time frames. Any ISO proposal that has completed the processes in Sections 11.1.2 through 11.1.4 above may be filed by ISO with the Commission under Section 205 of the Federal Power Act or implemented by ISO without filing if no filing is required. Any Governance Participant-sponsored proposal that has completed the processes in Sections 11.1.2 through 11.1.4 and received a Participant Vote of at least 66 2/3% shall be submitted by ISO to the ISO Board for consideration. If the proposal is not approved or rejected by ISO within 45 days of the Participants Committee’s vote, ISO consideration thereof shall be deemed to be complete.

11.1.5 Alternative Committee Market Rule Proposal. If the Participants Committee vote relating to an ISO Market Rule proposal results in the approval by the Participants Committee by a Participants Vote equal to or greater than 60% of a Market Rule proposal that is different from the one proposed by ISO, including, but not limited to, a Governance Participant proposal, ISO shall, as part of any required Section 205 filing, describe the alternate Market Rule proposal in detail sufficient to permit reasonable review by the Commission, explain ISO’s reasons for not adopting the proposal, and provide an explanation as to why ISO believes its own proposal is superior to the proposal approved by the Participants Committee. The Commission will not be required to consider whether the then-existing filed rate is unlawful, and may adopt any or all of ISO’s Market Rule proposal or the alternate Market Rule proposal as it finds, in its discretion, to be just and reasonable and preferable.

11.2 Exigent Circumstances. In Exigent Circumstances, ISO may unilaterally, upon written notice to the Participants Committee and Individual Participants, file with the Commission pursuant to Section 205, if necessary, and implement a new or amended

Market Rule, Operating Procedure, Manual, Reliability Standard, provision of the Information Policy (subject to 11.3), General Tariff Provision, or Non-TO OATT Provision. Notwithstanding the generality of the foregoing, any change in the Information Policy shall be effective prospectively only and only for information received after such change becomes effective.

11.3 Changes to Information Policy. All of the processes described in Sections 11.1.2 and 11.1.3 for Governance Participants’ consideration of proposed changes in Market Rules shall be followed for consideration of any proposed changes to the Information Policy, and any changes to the Information Policy must then be presented to the Participants Committee for a vote. ISO shall file the Information Policy and any changes thereto with the Commission pursuant to Section 205 of the Federal Power Act. No change to the Information Policy shall become effective unless and until it is first accepted or approved by the Commission. In no event shall any change in the Information Policy that is not approved by the Participants Committee apply retroactively or apply to confidential information under the Information Policy that was furnished to ISO before such change becomes effective.

11.4 Installed Capacity Requirements. ISO shall, in its discretion, determine and file with the Commission pursuant to Section 205 of the Federal Power Act the Installed Capacity Requirements for each Power Year. ISO shall present Installed Capacity Requirements for each Power Year toGovernance Participants pursuant to the processes described in Sections 11.1.2 and 11.1.3 for consideration of proposed changes in Market Rules, and the Participants Committee shall take an advisory vote on the proposed Installed Capacity Requirements for any Power Year. ISO’s filing with the Commission of the Installed Capacity Requirements shall report on the advisory vote of the Participants Committee.

11.5 Compliance Filings. No provision of this Section 11 is intended to or shall restrict ISO’s right to make any compliance filing with the Commission within the time frame required by the Commission for such compliance filing. If the time required for such compliance filing does not permit ISO to undertake the entire stakeholder process contemplated by this Section 11, ISO will consult with the Chair or Vice Chair of the Participants Committee or the Vice Chair of the appropriate Technical Committee on appropriate procedures for receiving Governance Participant input under the circumstances.

11.6 NEPOOL Review Board. If the Review Board created pursuant to the RNA grants an appeal of a NEPOOL Participant and makes a recommendation on how to address the subject matter of the appeal, ISO shall respond in writing to any such recommendation within ten (10) business days after it has been issued to ISO by the Review Board. Nothing in this Section 11.6 shall be deemed to require ISO to delay making a filing or require the Commission to delay deciding any matter because an appeal is pending before the Review Board. The Review Board shall not have the right to review or otherwise participate in actions of ISO or to take any action with respect to any matter involving a dispute between ISO and NEPOOL or any Governance Participant.

SECTION 12. ISO BUDGET

12.1 Preparation of Budget. No later than one hundred twenty (120) days before the start of each Operating Year, ISO shall prepare and submit to the Budget & Finance Subcommittee for comment a proposed budget for the upcoming Operating Year. The budget shall contain separate sections for ISO’s (a) operating expenses, (b) proposed capital expenses, if any, and (c) other extraordinary nonrecurring expenses, if any. To the extent that any proposed capital or other extraordinary expenses involve commitments which extend beyond the next Operating Year, the budget shall contain the projected expenses, including carrying charges for the length of the project.

12.2 Participants Committee Review. After taking into consideration the comments of the Budget & Finance Subcommittee, ISO shall submit the budget to the Participants Committee and the Individual Participants, which shall consider the proposed budget no later than seventy-five (75) days before the start of the Operating Year.

12.3 Participant Votes. ISO shall report the results of all Participants Committee votes, if any, on the ISO budget to the ISO Board.

12.4 ISO Authority. The ISO Board shall have the sole authority to approve the final ISO budget.

12.5 Filing of Budget. No later than sixty (60) days before the start of each Operating Year, ISO shall file rates reflecting the final ISO budget with the Commission and shall report the results of all Participants Committee votes on the ISO budget to the Commission. If the Participants Committee does not recommend to the ISO Board to approve all or a part of ISO’s proposed budget, ISO shall request that the Commission expedite its review of the filing and shall provide with its filing such factual and other information available to ISO as is necessary to permit the Commission to address expeditiously those issues that were raised during the Participants Committee meeting at which ISO’s proposed budget was considered and were identified by the Governance Participants and recorded by the Secretary of the Committee in the final minutes of that Participants Committee meeting as reasons for opposing such budget.

SECTION 13. NOMINATION AND ELECTION OF ISO DIRECTORS

13.1 Nomination of Voting ISO Directors.

13.1.1 Nomination of Voting Directors. All nominees for election or re-election as a voting director of the ISO Board shall be nominated by the Nominating Committee. The nomination process shall take place sufficiently in advance of the ISO Board’s annual meeting.

13.1.2 Composition of Nominating Committee. The composition of the Nominating Committee shall be as follows: (i) up to seven (7) members of the ISO Board, none of whom can be incumbent directors standing for re-election to the Board; (ii) up to six (6) representatives of the NEPOOL Participants; and (iii) one (1) representative of NECPUC; provided that, if there are less than five (5) voting members in the AR Sector, the number of representatives of the ISO Board and of the NEPOOL Participants shall each be reduced by one (1). Of the NEPOOL Participant representatives, (x) all such representatives shall be officers of the Participants

Committee or their designees; (y) such representatives shall not include more than one (1) representative from any Sector; and (z) all designees of the officers of the Participants Committee shall meet certain criteria designated by the ISO Board’s representatives on the Nominating Committee and the officers of the Participants Committee. The Chair of the Nominating Committee shall be one of the incumbent members of the ISO Board.

13.1.3 Input from Governance Participants. The Nominating Committee will solicit input from Governance Participants and regulators on the types of expertise (such as, for purposes of illustration but not by way of mandate or limitation, experience in Commission electric regulatory affairs, energy industry management, corporate finance, bulk power systems, human resource administration, power pool operations, public policy, distributed generation or demand response technologies, renewable energy, consumer advocacy, environmental affairs, business management and information technologies) needed to ensure that ISO has sufficient knowledge and expertise to act as the RTO for New England.

13.1.4 Search for Candidates. The Nominating Committee shall engage a nationally recognized executive search firm to identify candidates to fill any vacancies for voting directors on the ISO Board. The Nominating Committee may choose a subset of the full Committee to interview candidates to fill vacancies.

13.1.5 Nominating Process. The Nominating Committee shall develop a slate of candidates for election as voting directors to the ISO Board composed of (i) incumbent ISO Board members whose term is expiring and who have been identified by the ISO Board for reelection and (ii) candidates to fill vacancies, if any, with assistance from the executive search firm engaged pursuant to Section 13.1.4. The slate shall be selected by a consensus of the Nominating Committee. The Nominating Committee shall present the slate of candidates for election or re-election to the Participants Committee for a vote on such slate at the Participants Committee’s next scheduled meeting.

13.2 Election of Directors.

13.2.1 NEPOOL Participant Vote. Following the nomination of the slate by the Nominating Committee, such slate shall be submitted to the Participants Committee for vote. A vote of 70% of the aggregate Sector Voting Shares shall be required for Participants Committee endorsement of the slate. If the Participants Committee endorses the slate, the Nominating Committee shall present such slate to the ISO Board, or a Committee thereof, for a final vote at the next regularly scheduled meeting of the ISO Board.

13.2.2 Failure of Endorsement. If the Participants Committee does not endorse the initial slate, the Nominating Committee shall consider feedback from NECPUC, the ISO Board, Individual Participants and the Participants Committee. The Nominating Committee shall then repeat the process set forth in Sections 13.1.5 and 13.2.1, with the presentation of the second slate to occur at the next regularly scheduled Participants Committee meeting held after the vote rejecting the initial slate; provided that the Nominating Committee shall, in the second slate, substitute a new nominee for at least one of the nominees included in the initial slate without regard to whether such initial nominee was an incumbent included on the initial slate pursuant to clause (i) of Section 13.1.5. If the Participants Committee does not endorse either slate, then the Nominating Committee shall present to the ISO Board, or a Committee thereof, for a final vote one of the two slates presented to the Participants Committee.

13.2.3 Rejection of Slate by ISO Board. If the ISO Board, acting as the members of ISO, fails to elect a slate presented to it pursuant to Section 13.2.1 or Section 13.2.2, the processes outlined in Section 13.1.5 and this Section 13.2 shall be repeated, provided that (i) the Nominating Committee shall present the next slate for a final vote at the next regularly scheduled ISO Board meeting, and (ii) the Nominating Committee shall have no obligation to include or exclude any nominee from a previous slate.

13.2.4 Failure to Present a Slate to the ISO Board. Notwithstanding any other provision of this Agreement, if the Participants Committee fails to present a slate of nominees to the ISO Board prior to the annual meeting of members of ISO held for purpose of electing directors, the ISO Board, acting as members of ISO, will nominate and elect the directors of ISO at the annual meeting. ISO will advise the Participants Committee on or prior to its first regular meeting of each calendar year of the date of the annual meeting of members of ISO.

SECTION 14. FINANCIAL OBLIGATIONS OF GOVERNANCE PARTICIPANTS

14.1 Billing and Collection Agent. NEPOOL hereby appoints ISO, and ISO agrees to act, as billing and collection agent for NEPOOL in respect of Participants Expenses to be collected from Governance Participants pursuant to the terms of the RNA and this Agreement.

14.2 NEPOOL Participants. Pursuant to the terms of the RNA, NEPOOL shall calculate, and each NEPOOL Participant shall be obligated to pay, for the relevant portion of the calendar year in which the Entity initially becomes a NEPOOL Participant and in January of each subsequent calendar year (i) an annual fee which shall be applied toward Participants Expenses, and (ii) the NEPOOL Participant’s share of the remaining Participant Expenses. These sums shall be collected by ISO pursuant to the terms of Section 14.1 above.

14.3 Individual Participants. ISO shall calculate, and each Individual Participant shall be obligated to pay, for the relevant portion of the calendar year in which the Entity initially becomes an Individual Participant and in January of each subsequent calendar year (i) an annual fee which shall be applied toward Participants Expenses, and (ii) the Individual Participant’s share of the remaining Participant Expenses; provided that an Individual Participant and Related Persons of an Individual Participant will in the aggregate pay only the amount they would otherwise be required to pay if all the Related Persons were NEPOOL Participants (i.e., only one total expense share in the aggregate). For purposes of determining an Individual Participant’s annual fee and share of the Participant Expenses, each Individual Participant will be deemed to be a member of an appropriate Sector, as determined by ISO in consultation with the officers of the Participants Committee.

SECTION 15. ANNUAL REPORTS AND PERFORMANCE AUDITS

15.1 Performance Audits. At the request of the Participants Committee, ISO shall engage an independent third party to be chosen by mutual agreement of ISO and the Participants Committee to conduct a periodic audit of ISO’s performance and shall cooperate fully in the conduct of such audits. Such audits shall be conducted at such intervals as shall be determined by the

Participants Committee, but no more frequently than every three years unless a specified issue has been identified for audit by the Participants Committee and ISO. The report resulting from this audit shall be submitted to the ISO Board. The ISO Board will share such report with the Participants Committee.

15.2 Response to Audit Recommendations. ISO shall respond in writing to any recommendations from a performance audit and shall include periodic reports regarding the status of any uncompleted commitments in response to such recommendations. Such responses and reports shall be shared with the Participants Committee.

15.3 Performance Measurements. If and to the extent the Commission establishes standards to measure the performance of RTOs and/or independent system operators, ISO shall provide the Participants Committee and Individual Participants with reports of its performance against those standards. In addition, ISO shall identify in writing any action it plans to take in response to its measured performance relative to those standards and shall include in its periodic reports the status of any uncompleted commitments so identified.

SECTION 16. FINANCIAL STATEMENTS

16.1 Provision of Financial Statements. To the extent not made publicly available by ISO, ISO shall make available to each Governance Participant: (a) quarterly unaudited financial statements within sixty (60) days after the end of each quarter, and (b) annual audited financial statements within one hundred twenty (120) days after the end of each fiscal year. In each instance, the financial statements made available by ISO pursuant to (a) and (b) above shall be prepared in accordance with GAAP and shall be true and correct in all material respects.

16.2 Other Publicly Available Documents. If financial statements, permit applications or any other filing with any Governmental Authority are publicly available, ISO shall, upon request by a Governance Participant, provide such Governance Participant information sufficient to allow such Governance Participant to locate such documents, including the date and place of the filing of the relevant documents.

SECTION 17. MISCELLANEOUS

17.1 Confidentiality. The Parties shall comply with the requirements of the Information Policy with respect to any proprietary or confidential information received from or about any Governance Participant or ISO, and, through the terms of the RNA, NEPOOL shall require the NEPOOL Participants to comply with the requirements of the Information Policy with respect to any proprietary or confidential information received from or about any Governance Participant or ISO.

17.2 Amendments.

17.2.1 Amendments in Writing; Exceptions. Except as otherwise provided for in this Section 17.2.1, this Agreement may be amended only in writing and as agreed to by ISO and the Governance Participants, provided that additional Entities may become Governance Participants without any amendment to this Agreement or any consent or approval of the Governance Participants.

17.2.2 Categorization of Amendments. Any amendment of this Agreement to cure any ambiguity or correct or supplement any defective provision or to make any other change that does not affect the rights or obligations of any Governance Participant shall be authorized on behalf of the Parties to this Agreement other than ISO by the unanimous approval of the Chair and Vice-Chairs of the Participants Committee. All other amendments shall require a vote as set forth in Section 17.2.3.

17.2.3 Voting on Amendments to this Agreement. A Participants Committee vote to amend this Agreement pursuant to Section 17.2.3 shall be accomplished as follows:

(a) Amendments proposed by ISO, a Principal Committee or ad hoc committee, or a Governance Participant shall be sent to the Participants Committee for its consideration.

(b) The Balloting Agent shall circulate ballots for amendments that are both agreeable to ISO and directed by the Participants Committee for balloting to each Governance Participant for execution by its voting member or alternate on the Participants Committee or such Governance Participant’s duly authorized representative.

(c) Solely for purposes of this Section 17.2, the Individual Participants shall have a vote on the Participants Committee. Such vote shall be calculated as if each Individual Participant belonged to the Sector in accordance with which its portion of the Participant Expenses is assessed.

(d) In order to be counted, ballots must be executed and returned to the Balloting Agent in accordance with the following schedule:

(i) If the ballots are delivered to each Governance Participant by regular mail, properly executed ballots must be returned to and received by the Balloting Agent within ten (10) business days after deposit of such ballots in the mail by the Balloting Agent.

(ii) If the ballots are delivered to each Governance Participant by overnight delivery, facsimile, electronic mail or hand delivery, then properly executed ballots must be returned to and received by the Balloting Agent within five (5) business days after (A) deposit of such ballots with an overnight delivery courier if delivered by overnight delivery, or (B) transmission of such ballots by the Balloting Agent if delivered by facsimile or electronic mail, or (C) receipt by the Governance Participant if delivered by hand delivery.

(iii) If the Minimum Response Requirement for an amendment has not been received by the Balloting Agent within the schedule identified in subsections (i) or (ii) above, the Balloting Agent shall send notice by overnight delivery, facsimile, electronic mail or hand delivery to all non-responding Governance Participants and shall count any additional properly executed ballots which it receives within five (5) business days after such notice. The date by which properly executed ballots must be returned and received by the Balloting Agent shall be specified by the Balloting Agent in the notice accompanying such ballots.

(e) In order for a proposed amendment to this Agreement to be approved by the Participants Committee, the Minimum Response Requirement must be satisfied with respect to the proposed amendment, and the affirmative ballot votes with respect to the proposed amendment must equal or exceed 70% of the Participant Vote.

17.2.4 Binding Effect of Amendments. Any amendment of this Agreement pursuant to this Section 17.2 shall bind all Governance Participants regardless of whether they have executed a ballot in favor of such amendment, on the date specified in the amendment, subject to acceptance or approval by the Commission. Nothing herein shall be construed to prevent any Governance Participant from challenging any proposed amendment before the Commission on the grounds that the proposed amendment or its application to the Governance Participants is in violation of the Federal Power Act or of the Agreement.

17.3 Dispute Resolution. The Parties agree that any dispute arising under this Agreement shall be the subject of good-faith negotiations among the affected Parties and that each affected Party shall designate one or more representatives with the authority to negotiate the matter in dispute to participate in such negotiations. If the dispute involves NEPOOL, NEPOOL’s designated representative shall be the Chair of the Participants Committee. The Parties shall engage in such good-faith negotiations for a period of not less than sixty (60) calendar days, unless: (a) a Party identifies exigent circumstances reasonably requiring expedited resolution of the dispute by the Commission; or (b) the provisions of this Agreement otherwise provide a Party the right to submit a dispute directly to the Commission for resolution. Any other dispute that is not resolved through good-faith negotiations may be submitted by any Party for resolution to the Commission upon the conclusion of such negotiations. Any Party may request that any dispute submitted to the Commission for resolution be subject to the Commission’s settlement procedures.

17.4 Disclaimer of Liabilities/Force Majeure.

17.4.1 Disclaimer of Liabilities. The limitation of liability provisions of Section I of the Tariff are hereby incorporated by reference.

17.4.2 Force Majeure. A Party shall not be considered to be in default or breach under this Agreement, and shall be excused from performance or liability for damages to any other Party, if and to the extent it shall be delayed in or prevented from performing or carrying out any of the provisions of this Agreement, except the obligation to pay any amount when due, in consequence of any act of God, labor disturbance, failure of contractors or suppliers of materials (not including as a result of non-payment), act of the public enemy, terrorist, war, invasion, insurrection, riot, fire, storm, flood, ice, explosion, breakage or accident to machinery or equipment (not by reason of negligence) or by any other cause or causes (not including a lack of funds or other financial causes) beyond such Party’s reasonable control, including any order, regulation, or restriction imposed by governmental, military or lawfully established civilian authorities. Any Party claiming a force majeure event shall use reasonable diligence to remove the condition that prevents performance, except that the settlement of any labor disturbance shall be in the sole judgment of the affected Party, and shall notify the affected Parties of such force majeure event. No Party shall be required to take any action or refrain from taking any action that would result in a violation of any applicable law, regulation or order of any Governmental Authority.

17.5 Governing Law. The terms of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

17.6 Jurisdiction; Venue; Service of Process. Each Party hereby irrevocably (1) submits to the jurisdiction of any Massachusetts state court or the United States District Court for the District of Massachusetts over any action or proceeding arising out of or relating to this Agreement that is not subject to the exclusive jurisdiction of the Commission, (2) agrees that all claims with respect to such action or proceeding shall be heard and determined in such Massachusetts state court or the United States District Court for the District of Massachusetts, (3) waives any objection to venue or any action or proceeding in Massachusetts on the basis of forum non conveniens, (4) agrees that service of process may be made on a Party outside Massachusetts by certified mail, postage prepaid, mailed to the Party at the address of its principal place of business, and agrees to waive service of a summons in federal court as provided by Rule 4(d) of the Federal Rules of Civil Procedure, and (5) waives the right to contest that service of process as contemplated by Section 17.6(4) is invalid.

17.7 Assignment. The Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the respective signatories hereto, but no assignment of ISO’s interests or obligations under this Agreement or any portion thereof shall be made without the written consent of the Participants Committee and no assignment of an Individual Participant’s or NEPOOL’s interest or obligations under this Agreement or any portion thereof shall be made without the consent of ISO, except as otherwise permitted by the Tariff, or except in connection with a sale, merger, or consolidation which results in the transfer of all or a portion of an Individual Participant’s generation or transmission assets to, and the assumption of all of the obligations of the Individual Participant under this Agreement (or in the case of a transfer of a portion of an Individual Participant’s generation or transmission assets, the assumption of obligations of the Individual Participant under this Agreement with respect to such assets) by, an acquiring or surviving Entity which either is, or concurrently becomes, an Individual Participant, or agrees to assume such of the Individual Participant’s obligations with respect to such assets as ISO may reasonably require, or except in connection with the grant of a security interest in an Individual Participant’s assets as security for bonds or other financing.

17.8 Relationship of Parties. Nothing in this Agreement is intended to create a partnership, joint venture or other joint legal entity making any Party jointly or severally liable for the acts or omissions of any other Party. Nothing in this Agreement is intended to create a principal/agency relationship between or among any of the Parties and, except as expressly provided herein, no Party shall have any authority, in any way, to bind any other Party. Notwithstanding the Participant Processes hereunder, including the provisions of Section 8.1.3(i), each Party is acting in its individual capacity and has the full right to enforce its rights against the other under this Agreement.

17.9 Waiver. Delay by any Party in enforcing its rights under this Agreement shall not be deemed a waiver of such rights. Any waiver of rights by any Party with respect to any default or other matter arising under this Agreement shall not be deemed a waiver with respect to any additional default or other matter arising under this Agreement.

17.10 Severability. If any term, condition, covenant, restriction or other provision of this Agreement is held by a court or regulatory agency of competent jurisdiction or by legislative enactment to be invalid, void, otherwise unenforceable or, with respect to any provision relating to ISO’s corporate governance, a court of competent jurisdiction or ISO, in good faith, determines that such provision is not authorized by Delaware corporate law, the remainder of the terms, conditions, covenants, restrictions and other provisions of this Agreement shall remain in full force and effect unless such an interpretation would materially alter the rights and privileges of any Party hereto. If any term, condition, covenant, restriction or other provision of this Agreement is held to be invalid, void, otherwise unenforceable or, with respect to any provision relating to ISO’s corporate governance, determined not to be authorized by Delaware corporate law, the Parties shall attempt to negotiate an appropriate replacement provision or other revisions to this Agreement to restore the rights and obligations conferred under the original Agreement. In advance of the Parties’ agreement on renegotiated terms, the Parties shall comply with the relevant laws.

17.11 Notices to ISO, Governance Participants, Committees, or Committee Members.

(a) Any notice, demand, request or other communication required or authorized by this Agreement to be given to ISO shall be in writing, and shall be (1) personally delivered to the ISO’s Chief Executive Officer; (2) mailed, postage prepaid, to ISO at the address of ISO’s principal office, Attention: Chief Executive Officer; (3) sent by facsimile (“faxed”) to ISO at the fax number of its Chief Executive Officer; or (4) delivered electronically to ISO’s Chief Executive Officer at his or her electronic mail address at ISO.

(b) Any notice, demand, request or other communication required or authorized by this Agreement to be given to any Governance Participant shall be in writing, and shall be (1) personally delivered to the Participants Committee member or alternate representing that Governance Participant or, in the case of an Individual Participant, to the representative specified by the Individual Participant pursuant to Section 5.1 hereof; (2) mailed, postage prepaid, to the Governance Participant at the address of its member on the Participants Committee as set out in the Governance Participant roster, at the address of its principal office, or, in the case of an Individual Participant, to the address specified by the Individual Participant pursuant to Section 5.1 hereof; (3) sent by facsimile (“faxed”) to the Governance Participant at the fax number of its member on the Participants Committee as set out in the Governance Participant roster, or, in the case of an Individual Participant, to the number specified by the Individual Participant pursuant to Section 5.1 hereof; or (4) delivered electronically to the Governance Participant at the electronic mail address of its member on the Participants Committee, or, in the case of an Individual Participant, to the electronic mail address specified by the Individual Participant pursuant to Section 5.1 hereof. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Participants Committee, in the case of a NEPOOL Participant, or to the ISO, in the case of an Individual Participant, in each case who shall cause such change to be reflected in the relevant roster.

(c) Any notice, demand, request or other communication required or authorized by this Agreement to be given to any Principal Committee shall be in writing and shall be delivered to the Secretary of the committee. Each such notice shall either be personally delivered to the Secretary, mailed, postage prepaid, or sent by facsimile (“faxed”) to the Secretary at the address or fax number set out in the NEPOOL Participant roster, or delivered electronically to the Secretary. The designation of such address may be changed at any time by written notice delivered to each Governance Participant.

(d) Any notice, demand, request or other communication required or authorized by this Agreement to be given to a member or alternate to that member of a Principal Committee (for the purposes of this Section 17.11, individually or collectively, the “Committee Member”) shall be (1) personally delivered to the Committee Member; (2) mailed, postage prepaid, to the Committee Member at the address of the Committee Member set out in the NEPOOL Participant roster; (3) sent by facsimile (“faxed”) to the Committee Member at the fax number of the Committee Member set out in the NEPOOL Participant roster; or (4) delivered electronically to the Committee Member at the electronic mail address of the Committee Member set out in the NEPOOL Participant roster. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Principal Committee on which the Committee Member serves, who shall cause such change to be reflected in the NEPOOL Participant roster.

(e) To the extent that ISO is required to serve upon any Governance Participant a copy of any document or correspondence filed with the Commission under the Federal Power Act or the Commission’s rules and regulations thereunder, such service may be accomplished by electronic delivery to the Governance Participant at the electronic mail address of its Participants Committee member and alternate or, in the case of an Individual Participant, to the electronic mail address specified by the Individual Participant pursuant to Section 5.1 hereof. The designation of any such address may be changed at any time by written notice delivered to ISO’s General Counsel.

(f) To the extent that a Governance Participant is required to serve upon ISO a copy of any document or correspondence filed with the Commission under the Federal Power Act or the Commission’s rules and regulations thereunder, such service may be accomplished by electronic delivery to ISO’s General Counsel. The designation of any such address may be changed at any time by written notice delivered to each Governance Participant.

(g) Any such notice, demand or request so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any such notice, demand, request or other communication sent by regular mail or by facsimile (“faxed”) or delivered electronically shall be deemed given when received by ISO, the Governance Participant, Secretary of the committee, or Committee Member, whichever is applicable.

17.12 No Third-Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties and their respective successors and permitted assigns and, unless expressly stated herein, is not intended to and shall not confer any rights or benefits on any third party (other than successors and permitted assigns) not a signatory hereto, including without limitation the NEPOOL Participants.

17.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

SCHEDULE 1

Individual Participants

SCHEDULE 2

Operating Procedures in Effect on the Operations Date

ISO New England Operating Procedure no. 1 (Central Dispatch Operating Responsibility and Authority of ISO New England, the Local Control Centers and Market Participants)

ISO New England Operating Procedure no. 2 (Maintenance of Communications, Computers, Metering and Computer Support Equipment)

ISO New England Operating Procedure no. 3 (Transmission Outage Scheduling)

ISO New England Operating Procedure no. 4 (Action During a Capacity Deficiency)

ISO New England Operating Procedure no. 5 (Generation Maintenance and Outage Scheduling)

ISO New England Operating Procedure no. 6 (System Restoration)

ISO New England Operating Procedure no.7 (Action in an Emergency)

ISO New England Operating Procedure no. 8 (Operating Reserve and Regulation)

ISO New England Operating Procedure no. 9 (Scheduling and Dispatch of External Transactions)

ISO New England Operating Procedure no. 10 (Analysis and Reporting of Power System Emergencies)

ISO New England Operating Procedure no. 11 (Black Start Capability Testing Requirements)

ISO New England Operating Procedure no. 12 (Voltage and Reactive Control)

ISO New England Operating Procedure no. 13 (Standards for Voltage Reduction and Load Shedding Capability)

ISO New England Operating Procedure no. 14 (Technical Requirements for Generation, Dispatchable and Interruptible Loads)

ISO New England Operating Procedure no.16 (Transmission System Data)

ISO New England Operating Procedure no. 17 (Load Power Factor Correction)

ISO New England Operating Procedure no. 18 (Metering and Telemetering Criteria)

ISO New England Operating Procedure no. 19 (Transmission Operations)